UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Express, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder:

It is my pleasure to invite you to attend the 2011 Annual Meeting of Stockholders of Express, Inc. The meeting will be held on Friday, June 3, 2011 at 8:30 a.m., Eastern Daylight Time, in the Gemini Ballroom at the Hilton Columbus / Polaris hotel located at 8700 Lyra Drive, Columbus, Ohio. Should you require assistance in finding the location of the meeting, please contact Investor Relations by phone at 1-888-423-2421 or by email at IR@express.com.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about May 2, 2011.

YOUR VOTE IS VERY IMPORTANT TO US. If you are a stockholder of record, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

On behalf of the Board of Directors, I would like to express our sincere appreciation for your ongoing support and continued interest in Express.

Very Truly Yours,

Michael Weiss

President and Chief Executive Officer

Columbus, Ohio

May 2, 2011

Notice of Annual Meeting of Stockholders

The 2011 Annual Meeting of Stockholders of Express, Inc., a Delaware corporation, will be held on Friday, June 3, beginning at 8:30 a.m., Eastern Daylight Time, in the Gemini Ballroom at the Hilton Columbus / Polaris hotel located at 8700 Lyra Drive, Columbus, Ohio. Registration will begin at 8:00 a.m.

The purpose of the Annual Meeting is to:

1.	Elect two Class I Directors to hold office for a three year term expiring at the annual meeting in 2014 and until their respective successors are elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;

3.	Hold an advisory vote on executive compensation;

4.	Hold an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	Transact such other business as may properly come before the meeting.

If you were a stockholder of record as of the close of business on April 18, 2011, you are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares now in order to ensure the presence of a quorum.

Stockholders of record may vote:

1.	By Internet: go to www.proxyvote.com;

2.	By toll-free telephone: call 1-800-690-6903; or

3.	By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

Matthew C. Moellering

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 3, 2011: This Notice of Annual Meeting and Proxy Statement and our 2010 Annual Report are available in the “Investors” section of our website at http://www.express.com. Additionally, and in accordance with the Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

2011 Proxy Statement

General Information

The Board of Directors of Express, Inc. (the “Board”) is soliciting your proxy to vote at our 2011 Annual Meeting of Stockholders (“Annual Meeting”) or at any postponement or adjournment of the meeting. This proxy statement summarizes the information you need to know in order to vote at the Annual Meeting. We will begin distributing this proxy statement, the proxy card and the 2010 Annual Report on or about May 2, 2011.

In this proxy statement, references to “we,” “our,” “Express” and the “Company” refer to Express, Inc. (or Express Parent LLC in the case of references to our business prior to our initial public offering). We use a 52-53 week fiscal year ending on the Saturday closest to January 31. Fiscal years are identified in this proxy statement according to the calendar year prior to the calendar year in which they end. For example, references to “2010,” “fiscal 2010,” “fiscal year 2010” or similar references refer to the fiscal year ended January 29, 2011 and references to “2009,” “fiscal 2009,” “fiscal year 2009” or similar references refer to the fiscal year ended January 30, 2010.

Frequently Asked Questions About Voting and the Annual Meeting

What is the purpose of the Annual Meeting and what matters am I voting on?

The purpose of the Annual Meeting is to:

1.	Elect two Class I Directors to hold office for a three year term expiring at the annual meeting in 2014 and until their respective successors are elected and qualified (Proposal No. 1);
2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 (Proposal No. 2);
3.	Hold an advisory vote on executive compensation (Proposal No. 3);
4.	Hold an advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4); and
5.	Transact such other business as may properly come before the meeting.

A description of each proposal and the Board’s recommendation with respect to each proposal are set forth in this proxy statement. Stockholders are being asked to vote on these proposals.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 18, 2011, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the meeting.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Daylight Time, at the office of the Corporate Secretary located at 1 Express Drive, Columbus, OH 43230. A stockholder may examine the list for any germane purpose related to the Annual Meeting.

What are the voting rights of the holders of Express, Inc. common stock?

Holders of Express, Inc. common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

How do I vote?

Beneficial Stockholders. If you hold your shares through a broker, bank or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote by proxy before the Annual Meeting via the Internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning a proxy card. Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 2, 2011. You may also vote at the Annual Meeting by delivering your completed proxy card in person.

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for purposes of the Annual Meeting, thereby permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 88,695,471 shares of common stock were outstanding.

Proxies received but marked as abstentions and “broker non-votes”, if any, will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of establishing a quorum.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the Board’s proposal to elect each of the Class I director nominees to the Board (Proposal No. 1).

•	FOR the Board’s proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for 2011 (Proposal No. 2).

•	FOR approval of the advisory vote on executive compensation (Proposal No. 3).

•	To conduct future advisory votes on executive compensation every THREE YEARS (Proposal No. 4).

Unless you give other instructions when you vote, the persons named as proxies, Michael A. Weiss and Matthew C. Moellering, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the meeting; however, if any other business should properly come before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal?

Election of Class I Directors (Proposal No. 1). Stockholders may vote “FOR” both or one of the nominees or may elect to “WITHHOLD” their vote for both or one of the nominees. The two nominees who receive the highest number of votes will be elected to the Board. A properly executed proxy marked “WITHHOLD” with respect to the election of one or both Class I Directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum at the Annual Meeting. “Broker non-votes” will have no effect on this Proposal.

Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal No. 2). Stockholders may vote “FOR” or “AGAINST” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of the independent registered public accounting firm for 2011. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” this Proposal. “Broker non-votes,” if any, will have no effect on this Proposal. Although Proposal No. 2 is non-binding on us, the Audit Committee will consider the outcome of this vote in its future deliberations.

Advisory Vote on Executive Compensation (Proposal No. 3). Stockholders may vote “FOR” or “AGAINST” our executive compensation program for our named executive officers. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve, on an advisory basis, our executive compensation program for our named executive officers. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” this Proposal. “Broker non-votes,” if any, will have no effect on this Proposal. Although Proposal No. 3 is non-binding on us, the Board will consider the outcome of this vote in its future deliberations.

Frequency of Advisory Vote on Executive Compensation (Proposal No. 4). Stockholders may vote for “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or may abstain from voting for the frequency of the advisory vote on executive compensation. The option of one year, two years or three years that receives a majority of all the votes cast by stockholders will be the frequency of the advisory vote on the compensation of our named executive officers selected by our stockholders. Abstentions and “broker non-votes” will have no effect on this vote. Although Proposal No. 4 is non-binding on us, the Board will consider the outcome of this vote in its future deliberations.

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial stockholder?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange, or NYSE, rules allow that firm to vote your shares only on routine matters. Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm for 2011, is the only routine matter for consideration at the meeting. For all matters other than Proposal No. 2, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

May I change or revoke my vote?

Beneficial Stockholders. Beneficial stockholders should contact their broker, bank or other nominee for instructions on how to change their vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Corporate Secretary at our principal executive offices at 1 Express Drive, Columbus, OH 43230;

•	submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or

•	voting in person at the meeting.

Who can attend the meeting?

Subject to space availability, all common stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Eastern Daylight Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please also note that if you are a beneficial stockholder (that is, you hold your shares, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

Election of Directors (Proposal No. 1)

Our Board of Directors has seven members. The Board is divided into three classes of directors, with two Class I directors, three Class II directors and two Class III directors. The current term of our Class I directors expires at the Annual Meeting, while the terms for Class II and Class III directors expire at the 2012 and 2013 annual meetings, respectively. Upon recommendation by the Compensation and Governance Committee of the Board, the Board proposes that David C. Dominik and Sam K. Duncan each be elected for a new term of three years and until their respective successors have been duly elected and qualified as Class I directors. Each of the nominees has consented to serve if elected. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

We are party to a Stockholders Agreement and Nomination and Stockholders Agreement with Golden Gate that give Golden Gate the right to nominate directors to the Board. See “Related Person Transactions – Reorganization as a Corporation – Stockholders Agreement” and “Related Person Transactions – Nomination and Stockholders Agreement” on page 42 of this proxy statement for a description of these agreements.

Mr. Dominik was nominated for election to the Board pursuant to Golden Gate’s rights under the Stockholders Agreement. Mr. Duncan was referred to the Compensation and Governance Committee for consideration by a third-party search firm.

Set forth below is information with respect to the Class I director nominees and Class II and Class III directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board and their age. The Compensation and Governance Committee believes that, as a group, the Class II and Class III directors, together with the nominees for Class I directors, possess the right diversity of backgrounds, skills, experiences and perspectives to constitute an effective Board.

Nominees for Class I Directors for Election at the 2011 Annual Meeting

David C. Dominik Age 54	Mr. Dominik has served as a member of the Board since July 2007. Mr. Dominik has been a Managing Director of Golden Gate Capital since 2000, when he co-founded the firm. Mr. Dominik previously spent ten years as a Managing Director at Bain Capital. Mr. Dominik managed Information Partners, a specialized fund within Bain Capital, that focused on opportunities in the information services and software markets and also served on the investment committee of Brookside, Bain Capital’s public equity hedge fund. Mr. Dominik has a J.D. from Harvard Law School and an A.B. from Harvard College. Mr. Dominik is also a member of the board of directors of Infor Global Solutions, Aspect Communications and Lantiq. As a result of these and other professional experiences, Mr. Dominik possesses particular knowledge and experience in accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.

Sam K. Duncan Age 59	Mr. Duncan has served as a member of the Board since April 2011. Mr. Duncan served as Chairman of the Board and Chief Executive Officer of OfficeMax Incorporated from April 2005 through November 2010. Prior to joining OfficeMax, Mr. Duncan was president and chief executive officer of ShopKo Stores, Inc., a multi-department retailer, from October 2002 to April 2005. From 1992 to 2002, Mr. Duncan held various merchandising and executive positions with Fred Meyer, Inc. (a division of The Kroger Co.), a grocery retailer, including: President of Fred Meyer from February 2001 to October 2002 and President of Ralph’s Supermarkets from 1998 to 2001. Mr. Duncan began his retail career in the supermarket industry in 1969 with Albertson’s, Inc., where he held various merchandising positions until 1992. Mr. Duncan has been a director of Nash-Finch Company since 2007 and was a director of ShopKo Stores from 2002 to 2005. Mr. Duncan possesses particular knowledge and experience in retail merchandising; leadership and strategic planning of retail organizations; and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS Class II Directors With Terms Continuing Until 2012 Annual Meeting

Michael F. Devine, III Age 52

Mr. Devine has served as a member of the Board since May 2010. Mr. Devine was appointed Senior Vice President and Chief Financial Officer of Coach, Inc. in December 2001 and Executive Vice President in August 2007. Mr. Devine will retire from Coach in August 2011. Prior to joining Coach, Mr. Devine served as Chief Financial Officer and Vice President—Finance of Mothers Work, Inc. (now known as Destination Maternity Corporation) from February 2000 until November 2001. From 1997 to 2000, Mr. Devine was Chief Financial Officer of Strategic Distribution, Inc. Prior to that, Mr. Devine was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the prior six years he was the Director of Finance and Distribution for McMaster-Carr Supply Co. He also serves as a member of the Board of Directors of NutriSystem, Inc. and Deckers, Inc. Mr. Devine holds a B.S. in Finance and Marketing from Boston College and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania. As a result of these and other professional experiences, Mr. Devine possesses particular knowledge and experience in retail merchandising; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.

Mylle H. Mangum Age 62

Ms. Mangum has served as a member of the Board since August 2010. Ms. Mangum has served as Chief Executive Officer of IBT Enterprises, LLC (formerly International Banking Technologies) since October 2003 and has also served as Chairman and CEO of IBT Holdings since July 2007. Prior to that, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC beginning in July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992 and President of BellSouth International from 1985 to 1986. Prior to that, she was with the General Electric Company. Ms. Mangum served as a Director of Emageon, Inc. from June 2004 to April 2009, Scientific-Atlanta, Inc. from November 1993 to February 2006 and Respironics, Inc. from May 2004 to March 2008. She is currently a Director of Barnes Group Inc. since December 2002, Haverty Furniture Companies, Inc. since May 1999, Decatur First Bank, a privately-held company, since May 2007, and Collective Brands, Inc. since 1997. As a result of these and other professional experiences, Ms. Mangum possesses particular knowledge and experience in retail, merchandising, marketing, strategy, technology, supply chain, logistics, international business, accounting, finance, compliance with internal controls and multi-division general management experience that strengthen the Board’s collective qualifications, skills and experience.

Josh Olshansky Age 41	Mr. Olshansky was appointed to the Board in April 2011 pursuant to a Nomination and Stockholders Agreement with Golden Gate described on page 42 of this proxy statement. Mr. Olshansky is a Managing Director of Golden Gate Capital which he joined in 2002 and where he focuses on the retail, restaurant, and consumer products sectors. Prior to joining Golden Gate, Mr. Olshansky held positions at Bain Capital, Bain & Company, Ventro Corporation, and Rightorder Inc. Mr. Olshansky serves on the boards of J.Jill, Eddie Bauer, Romano’s Macaroni Grill, and On the Border Mexican Grill & Cantina. He has an M.B.A. from Harvard Business School and a B.A. from The University of Pennsylvania. As a result of these and other professional experiences, Mr. Olshansky possesses particular knowledge and experience in finance and capital structure; strategic planning and leadership of complex organizations; consumer brand strategy and marketing; and board practices of other major companies, including retail companies, that strengthen the Board’s collective qualifications, skills and experience.

Class III Directors With Terms Continuing Until 2013 Annual Meeting

Stefan L. Kaluzny Age 44	Mr. Kaluzny has served as a member of the Board since July 2007, and is currently Chairman of the Board. Mr. Kaluzny is co-founder and Managing Director of Sycamore Partners, a New York based private equity firm. Prior to founding Sycamore Partners, Mr. Kaluzny was a Managing Director of Golden Gate Capital. He was with Golden Gate since its inception in 2000 until January 2011. Prior to Golden Gate, Mr. Kaluzny was co-founder and CEO of Delray Farms, a Hispanic specialty food company. Mr. Kaluzny has also held positions at consulting firms Bain & Company and LEK. He has an M.B.A. from Harvard Business School (Baker Scholar) and a B.A. from Yale University. Mr. Kaluzny serves on the Yale University Investment Committee. In addition to his prior service as a director of Apogee Retail, Eddie Bauer, Herbalife, J. Jill, Lexicon Marketing, On The Border Mexican Grill & Cantina, and Romano’s Macaroni Grill, Mr. Kaluzny currently serves as a director of Zale Corporation. As a result of these and other professional experiences, Mr. Kaluzny possesses particular knowledge and experience in retail merchandising; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Michael A. Weiss Age 69	Mr. Weiss has served as our President and Chief Executive Officer and a member of the Board since returning to Express in July 2007. From 2004 to July 2007 he was retired, but returned to Express when it was acquired by Golden Gate. He previously served as our President and Chief Executive Officer from 1997 to 2004. Prior to that, he served as the Vice Chairman of Limited Brands from 1993 to 1997. He served as our President from 1982 to 1993 and prior to that served with Express when it was founded, starting as a merchandise manager for what was then an eight store experimental division of Limited Brands. In addition to his prior service as a director at Borders Group, Inc., Chico’s FAS, Inc. and Pacific Sunwear of California Inc., Mr. Weiss currently serves as a director at Collective Brands, Inc., a position he has held since 2005. As a result of these and other professional experiences, Mr. Weiss possesses particular knowledge and experience in retail and merchandising; branded apparel and consumer goods; and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

Corporate Governance

Corporate Governance Principles

The Board has adopted policies and procedures to ensure effective governance of Express. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the Audit Committee and Compensation and Governance Committee of the Board, and our Code of Conduct may be viewed in the corporate governance section of our website at www.express.com/investor. We will also provide any of the foregoing information in print without charge upon written request to the Office of the Corporate Secretary, 1 Express Drive, Columbus, OH 43230.

The Compensation and Governance Committee reviews our Corporate Governance Guidelines from time to time as necessary, but no less than annually, and may propose modifications to the principles and other key governance practices from time to time as warranted for adoption by the Board.

Board Composition

The Board is responsible for overseeing the affairs of the company. The Board held 11 meetings during 2010. Each director attended at least 75% of the meetings of the Board’s meetings and the committee meetings held during the period in which he or she served during 2010. Directors are expected to attend our annual meeting of stockholders.

The Board is divided into three classes. Each director serves a three-year term, and one class is elected at each year’s annual meeting of stockholders. Messrs. Dominik and Duncan are Class I directors with an initial term expiring at our 2011 Annual Meeting. Messrs. Devine and Olshansky and Ms. Mangum are Class II directors with an initial term expiring in 2012. Mr. Kaluzny and Mr. Weiss are Class III directors with an initial term expiring in 2013. Any additional directorships resulting from an increase in the size of the Board will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Our certificate of incorporation provides that, subject to any rights applicable to any then outstanding preferred stock, the Board shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board currently consists of seven members. Subject to any rights applicable to any then-outstanding preferred stock, any vacancies resulting from an increase in the size of the Board or otherwise may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

We are party to agreements with Golden Gate that give Golden Gate the right to nominate directors to the Board. See “Related Person Transactions—Reorganization as a Corporation—Stockholders Agreement” and “Related Person Transactions—Nomination and Stockholders Agreement” on page 42 of this proxy statement for a description of these agreements.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board (the “Chairman”) and Chief Executive Officer may be separated or combined. The roles are currently separated, with Mr. Kaluzny serving as Chairman and Mr. Weiss serving as Chief Executive Officer. The Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process.

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively and our Corporate Governance Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Express, like many U.S. companies, is well-served by this flexible leadership structure.

Board Committees

The Board currently has an Audit Committee and a Compensation and Governance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. Each of these committees reports to the Board as they deem appropriate, and as the Board may request. Each committee operates under a charter that has been approved by the Board.

Board Member	Audit Committee	Compensation and Governance Committee

Michael F. Devine, III	▲	—

David C. Dominik	—	—

Sam K. Duncan	—	X

Stefan L. Kaluzny	X	▲

Mylle H. Mangum	X	X

Josh Olshansky	—	—

Michael A. Weiss	—	—

▲Chair of the committee

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (8) reviewing and approving related person transactions; and (9) overseeing our enterprise risk management program.

The Audit Committee also prepares the Audit Committee Report that the Securities and Exchange Commission, or SEC, rules require be included in our annual proxy statement. This report is on page 50 of this proxy statement.

The Board has affirmatively determined that each of our Audit Committee members, Mr. Devine, Mr. Kaluzny and Ms. Mangum, meet the definition of “independent director” for purposes of serving on the Audit Committee under both Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE rules. In addition, the Board determined that Mr. Devine qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee that was established at the time of the IPO met five times in 2010. The Audit Committee of Express Parent LLC met two times in 2010.

Compensation and Governance Committee

The Compensation and Governance Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; (4) administration of stock plans and other incentive compensation plans; (5) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (6) overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; (7) identifying best practices and recommending corporate governance principles; and (8) developing and recommending to the Board a set of corporate governance guidelines and principles applicable to us.

The Compensation Committee also prepares the Compensation Committee Report that SEC rules require be included in our annual proxy statement. This report is on page 28 of this proxy statement.

The Board has affirmatively determined that Mr. Duncan, Mr. Kaluzny and Ms. Mangum meet the definition of “independent director” for purposes of serving on the Compensation and Governance Committee under the NYSE rules.

The Compensation and Governance Committee that was established at the time of the IPO met three times in 2010. The Compensation Committee of Express Parent LLC, the predecessor to the Compensation and Governance Committee, met one time in 2010.

Compensation Committee Interlocks and Insider Participation

Our current Compensation and Governance Committee consists of Mr. Duncan, Mr. Kaluzny and Ms. Mangum. During fiscal 2010, Mr. Dominik, Mr. Kaluzny, Ms. Mangum and Timothy J. Faber were members of either the Compensation and Governance Committee or its predecessor, the Compensation Committee of the board of managers of Express Parent LLC. Neither Messrs. Dominik, Duncan, Faber, Kaluzny nor Ms. Mangum is an officer or employee, or former officer or employee of us or any of our subsidiaries. Mr. Dominik is currently a Managing Director of Golden Gate and Mr. Kaluzny was a Managing Director of Golden Gate until he resigned in January 2011. Mr. Faber is Senior Vice President, Treasury, for Limited Brands and resigned as a director of Express on August 2, 2010. See “Related Person Transactions” for information on our arrangements with Golden Gate and Limited Brands.

No interlocking relationships exist between the members of the Board or Compensation and Governance Committee and the board of directors or compensation committee of any other company. However, Ms. Mangum and Mr. Weiss serve together on the Board of Directors of Collective Brands, Inc. as well as its Compensation, Nominating and Governance Committee.

Identifying and Evaluating Director Candidates

The Compensation and Governance Committee identifies, recruits and recommends candidates for the Board and is responsible for reviewing and evaluating any candidates recommended by stockholders.

The Compensation and Governance Committee is responsible for developing the criteria for, and reviewing periodically with the Board, the requisite skills and characteristics of nominees, as well as the composition of the Board as a whole. These criteria include independence, diversity, age, skills and experience in the context of the needs of the Board. The Compensation and Governance Committee considers a combination of factors for each nominee, including the nominee’s ability to represent all stockholders without a conflict of interest; the nominee’s ability to work in and promote a productive environment; whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; whether the nominee has demonstrated the high level of character and integrity that we expect; whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to complex issues encountered by a publicly-traded company; and the nominee’s ability to apply sound and independent business judgment.

As a nationally recognized specialty retailer, we believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; apparel and consumer goods; manufacturing, sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal, regulatory and government affairs; people management; and board practices of other major corporations. The Board believes that diversity of Board members is important and considers background, experience, skills, race, gender and national origin when considering diversity.

Our Bylaws contain a procedure allowing for the nomination by stockholders of proposed directors. See “Additional Information — Stockholder Proposals for Inclusion in the 2012 Annual Meeting Proxy Statement” and “— Other Stockholder Proposals” for information as to how a stockholder can nominate a director candidate. The Compensation and Governance Committee considers all director candidates, including candidates proposed by stockholders in accordance with our Bylaws, based on the same criteria.

The Compensation and Governance Committee may engage third-party search firms to identify potential director nominees. The Compensation and Governance Committee engaged a third party search firm in 2010 to identify and pre-qualify independent board members which resulted in the appointment of Mr. Duncan to the Board in April 2011.

Risk Oversight

The Board, with the assistance of the Audit Committee and the Compensation and Governance Committee, reviews and oversees our enterprise risk management (“ERM”) program, which is an enterprise-wide program designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board levels, and facilitate and drive appropriate risk response strategies. Under the ERM program, management develops a holistic portfolio of enterprise risks. Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas. Management provides regular reports on the risk portfolio and risk response and monitoring efforts to the Audit Committee.

The Audit Committee oversees management’s implementation of the ERM program, including reviewing our enterprise risk portfolio and evaluating management’s approach to addressing identified risks. While the Audit Committee has primary oversight responsibility for the risk assessment and management process, the Compensation and Governance Committee considers the risks associated with our compensation policies and practices and governance structure and processes. The

Board is kept informed of its committees’ risk oversight and related activities primarily through reports of the committee chairmen to the full Board. In addition, the Audit Committee escalates issues relating to risk oversight to the full Board as appropriate so that the Board is appropriately informed of developments that could affect our risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters.

Communications with the Board

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230 Attn: Board of Directors. In accordance with instructions provided by our Audit Committee, your correspondence will be distributed as applicable to our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, who will review the correspondence before forwarding it directly to the Board member(s) to whom you wish to communicate.

All such correspondence will be forwarded as described above unless they are of a trivial nature or otherwise not related to accounting, internal controls, auditing matters, corporate governance, or any other significant legal or ethical issues at Express. However, a report will be made to the Audit Committee of all calls or correspondence to the Board, and all such reports and correspondence are available to all directors and are preserved in accordance with our retention policy.

Director Independence

The Board has reviewed the relationships between us and each of our directors and has determined that Mr. Devine, Mr. Duncan, Mr. Kaluzny and Ms. Mangum are “independent directors” under NYSE listing standards and have either no relationships with us (other than as a director and stockholder) or only immaterial relationships with us. Mr. Weiss is not independent because of his position as our President and Chief Executive Officer. Mr. Dominik and Mr. Olshansky were determined not to be independent because of their positions as Managing Directors of Golden Gate and our various arrangements with Golden Gate since Golden Gate acquired Express in 2007. These agreements and arrangements are described in “Related Person Transactions” below. Mr. Kaluzny was first determined to be an “independent director” following his resignation from Golden Gate in January 2011.

Code of Conduct

We expect our directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising our Code of Conduct. Stockholders may access a copy of our code of conduct on our website at www.express.com. We will promptly disclose any waivers of our Code of Conduct involving our principal executive officer, principal financial officer or principal accounting officer.

Outside Board Memberships

Our Corporate Governance Guidelines provide that directors should not serve on more than four other public company boards. Directors are expected to advise the Chairman in advance of accepting an invitation to serve on another public company board or assignment to any other public company’s audit or compensation committee. No director may serve as a director, officer or employee of a competitor of ours.

Director Compensation

Non-employee directors who are not affiliated with either Golden Gate or Limited Brands receive compensation for Board service, which is designed to fairly compensate them for their Board responsibilities and align their interests with the long-term interests of our stockholders. Employee directors receive no additional compensation for Board service. The form and amount of director compensation is determined by the Compensation and Governance Committee based upon recommendations from management. Management regularly reviews and compares our director compensation to director compensation at peer companies that are also benchmarks for our executive compensation program. See page 19 for a list of our peer companies.

Eligible non-employee directors are paid an annual retainer of $100,000. An additional $10,000 is paid annually for each committee on which an eligible non-employee director serves and an additional $10,000 is paid annually for serving as the chairman of a committee other than the Audit Committee. The chairman of the Audit Committee is paid an additional $15,000 annually for serving in that capacity. All retainer fees are payable quarterly, on the first business day of January, April, July and October. We do not pay additional fees for attending Board or committee meetings.

Eligible non-employee directors also receive equity grants on an annual basis. In 2010, eligible non-employee directors received an initial grant of 10,000 stock options at the time of their appointment. They also received 239 restricted stock units in December 2010 to equitably compensate them for the diminution in value of their stock options as a result of our special dividend paid in December 2010. The stock options have a ten year term and have a strike price equal to the closing stock price on the day prior to the grant date. The stock options and restricted stock units vest ratably on each of the first four anniversaries following the applicable grant date. In February 2011, eligible non-employee directors were granted 5,500 restricted stock units which vest ratably on each of the first three anniversaries following the applicable date of grant. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with Board and committee meetings.

2010 Director Compensation Table

The following table sets forth information regarding 2010 compensation for each of our non-employee directors who were not affiliated with Golden Gate or Limited Brands.

Director (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Michael F. Devine, III	$125,000	$4,402	$92,232	-	$221,634
Mylle H. Mangum	$90,000	$4,402	$92,012	-	$186,414

(1)	Mr. Devine and Ms. Mangum were the only directors on the Board in 2010 who received compensation.
(2)	Reflects the aggregate grant date fair value of restricted stock units and option awards, respectively. These values have been determined based on the assumptions and methodologies set forth in Note 10 of our financial statements filed with the SEC as part of our Annual Report on Form 10-K for the year ended January 29, 2011. These amounts do not represent the actual amounts paid to or received by the named director during 2010.
(3)	The aggregate outstanding restricted stock unit and option awards (whether or not exercisable in case of options) outstanding as of January 29, 2011 are as follows: Michael F. Devine (239 restricted stock units and 10,000 options) and Mylle H. Mangum (239 restricted stock units and 10,000 options).

Executive Officers

The following table sets forth the names, ages and titles of our current executive officers as of April 18, 2011:

Name	Age	Position
Michael A. Weiss	69	President and Chief Executive Officer, Director
Matthew C. Moellering	44	Executive Vice President—Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary
Colin Campbell	52	Executive Vice President—Sourcing and Production
Lisa A. Gavales	47	Executive Vice President—Chief Marketing Officer
Fran Horowitz-Bonadies	47	Executive Vice President—Women’s Merchandising and Design
David G. Kornberg	43	Executive Vice President—Men’s Merchandising and Design
John J. (“Jack”) Rafferty	59	Executive Vice President—Planning and Allocation
Jeanne L. St. Pierre	51	Executive Vice President—Stores
Douglas H. Tilson	53	Executive Vice President—Real Estate
Elliott R. Tobias	50	Executive Vice President—Human Resources

Our executive officers are appointed by our Board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Mr. Weiss, whose background information is provided in “Election Of Directors (Proposal No. 1).”

Matthew C. Moellering has served as our Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary since October 2009. Prior to that, he served as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary from July 2007 to October 2009 and our Vice President of Finance from September 2006 to July 2007. Prior to that, he served in various roles with Limited Brands from February 2003 to September 2006, most recently as Vice President of Financial Planning. He started with Limited Brands as a Finance Director from 2003 until 2004. Prior to that, Mr. Moellering served in various roles with Procter and Gamble where he was employed from July 1995 until February 2003 and prior to that as an officer in the United States Army.

Colin Campbell has served as our Executive Vice President of Sourcing and Production since June 2005. Prior to that, from March 1997 to June 2005, Mr. Campbell held a number of leadership positions for various divisions of Limited Brands including Cacique and Limited Stores and was an Executive Vice President of Western Hemisphere Operations at Mast from 2003 to 2005. Prior to that, from 1985 to 1997, Mr. Campbell was Vice President of Operations for the dress division of Liz Claiborne. He has also worked in production leadership positions with Bentwood Brothers LTD in England and Daks-Simpson LTD in Scotland.

Lisa A. Gavales has served as our Executive Vice President and Chief Marketing Officer since January 2008. Prior to that, she worked with Bloomingdale’s for 13 years in a number of merchandising and marketing roles, most recently as Senior Vice President of Marketing from 2000 to 2007. Ms. Gavales has also worked as a management consultant for Pricewaterhouse and Habberstad International. She began her career in the training program at R. H. Macy’s & Co.

Fran Horowitz-Bonadies has served as our Executive Vice President of Women’s Merchandising and Design since December 2007. Prior to that, she served as our Senior Vice President and General Merchandise Manager from December 2005 to December 2007. Prior to that, she served as our

Vice President and Merchandise Manager from March 2005 to December 2005. Prior to that, she worked at Bloomingdale’s for 13 years in various merchandising roles. Ms. Horowitz-Bonadies also worked early in her career in buying positions at Bergdorf Goodman, Bonwit Teller and Saks Fifth Avenue.

David G. Kornberg has served as our Executive Vice President of Men’s Merchandising and Design since December 2007. He served as our Senior Vice President and General Merchandise Manager from 2005 to December 2007. Prior to that, he was a Vice President of Business Development with Disney Stores. Mr. Kornberg spent the first ten years of his career with Marks & Spencer PLC in the United Kingdom.

John J. (“Jack”) Rafferty has served as our Executive Vice President of Planning and Allocation since 1999 after joining Express as Vice President of Planning and Allocation in 1998. Prior to Express, Mr. Rafferty held a number of planning and allocation leadership roles with Limited Brands. These roles include Vice President of Planning and Allocation for Lerner from 1990 to 1998, Vice President of Lane Bryant from 1988 until 1990 and Director of Planning and Allocation for Sizes Unlimited from 1984 to 1986. Mr. Rafferty started his career in various planning and allocation roles with Korvettes, Casual Corner and Brooks Fashion.

Jeanne L. St. Pierre has served as our Executive Vice President of Stores since March 2004. Prior to that, she was the Zone Vice President for Bath & Body Works from November 1998 until March 2004. Prior to that, she served as both a Regional Vice President and a District Manager with Ann Taylor. Ms. St. Pierre was also a District Manager for Abercrombie & Fitch, a Training Store Manager for Talbots and an Allocator for Express earlier in her career.

Douglas H. Tilson has served as our Executive Vice President of Real Estate since October 2009. Prior to that, he served as our Senior Vice President of Real Estate from October 2007 to October 2009. Prior to that, he was with Steiner & Associates as Senior Vice President of Leasing from April 2005 until October 2007. Prior to that, Mr. Tilson was Senior Vice President of Real Estate for Tween Brands from July 1999 until April 2005 and served in a number of senior Real Estate positions with Limited Brands from January 1987 until July 1999. Prior to that he was a labor attorney with the Columbus, Ohio-based law firm Porter, Wright, Morris & Arthur LLP from June 1984 until January 1987.

Elliott R. Tobias has served as our Executive Vice President of Human Resources since October 2009. He joined Express as our head of Human Resources in March 2006 and was promoted to Senior Vice President in March 2007. Prior to that, Mr. Tobias held numerous human resources leadership roles with Limited Brands from October 2001 to March 2006 and with Macy’s Department Stores from November 1986 to October 2001. Prior to that, Mr. Tobias started his career in human resources in various roles with Modell’s Sporting Goods and Fortunoff’s.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the compensation arrangements we have with our Named Executive Officers (“NEOs”) as required under the rules of the SEC. The SEC rules require disclosure for our principal executive officer and our principal financial officer, regardless of compensation level, and our three most highly compensated executive officers in our last completed fiscal year, other than our principal executive officer and principal financial officer.

Our NEOs are:

Name	Position

Michael A. Weiss	President and Chief Executive Officer, Director

Matthew C. Moellering	Executive Vice President—Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary

Fran Horowitz-Bonadies	Executive Vice President—Women’s Merchandising and Design

John J. (“Jack”) Rafferty	Executive Vice President—Planning and Allocation

David G. Kornberg	Executive Vice President—Men’s Merchandising and Design

Executive Summary

Core Principles. We operate in a competitive and challenging industry. We believe that our executive compensation program should be designed to (1) attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives and (3) align the interests of the executive officers and our stockholders through short- and long-term incentive compensation programs. Accordingly, the core principles that underlie our executive compensation program include pay for performance, pay competitively and pay equitably. A detailed description of these principles, which we seek to apply consistently for all executive officers, is included in this CD&A, and the following is a brief overview of each principle.

•

Pay for Performance. Our compensation program is designed to have a meaningful portion of a NEO’s actual pay linked to the company’s actual performance. We accomplish this utilizing “performance-based” pay programs like our seasonal cash incentive plan that is tied to key financial metrics of Express. In addition, a significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with stockholder value.

•

Pay Competitively. We are committed to providing a total compensation program designed to retain our high-caliber performers and attract superior leaders to our company. To achieve this goal, we annually compare our pay practices and overall pay levels with our peer group when establishing our pay guidelines.

•

Pay Equitably. We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, the Compensation and Governance Committee (the “Committee”) considers the depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

Compensation Approach. The Committee’s approach to our compensation program involves (a) independent decision-making, (b) utilizing peer group data to appropriately target compensation levels, and (c) following a consistent, rigorous target setting process. This approach is a key feature in ensuring that actual compensation and plan design are consistent with our core principles.

2010 Compensation in Review and Other Highlights of our Compensation Program.

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2010 Pay for Performance. Express achieved strong financial results in 2010 and increased net sales by 11% to $1.9 billion, increased comparable sales by 10%, increased operating income by 57% to $199.3 million and paid a special dividend to stockholders of $0.56 per share in December. Express exceeded its targeted Adjusted EBITDA in Spring and Fall 2010 by $37 million and $18 million, respectively, resulting in maximum payouts for each NEO under our seasonal cash incentive plan. We believe that these results are driven primarily by our highly talented group of executives and employees and that our compensation program for the NEOs, based on the core principle of pay for performance, was instrumental in helping Express achieve these strong financial results.

•

Strengthened Alignment of Compensation Program with Core Compensation Principles. In addition to having a year of strong financial performance, as a result of our IPO, we felt it was necessary to re-evaluate our executive compensation program to ensure consistency with our core principles. Accordingly, we made several changes to the compensation of Michael Weiss, President & Chief Executive Officer (“CEO”), and Matthew Moellering, Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary (“CAO” or “CFO”), as discussed below, including increasing the percentage of total compensation that is performance-based.

•

Adopted Stock Ownership Guidelines. The Committee adopted mandatory stock ownership requirements to establish commonality of interest between management and stockholders. We believe these requirements, combined with certain elements of our overall compensation program, provide executive officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of Express.

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Adopted a Longer Term Focus with Equity. After reviewing the prevailing equity granting practices within our peer group and the financial impact of granting a mixture of equity-based awards, the Committee approved utilizing a mixture of restricted stock units and non-qualified options for the annual equity grant in February 2011. This approach enhances the company’s ability to attract critical talent, establishes meaningful long-term incentives linking pay with performance and strengthens the company’s ability to retain talent by creating a significant barrier to exit the company using unvested equity.

•

NEOs Continue to have No Change in Control Benefits and No Excessive Post-Employment Benefits. Our NEOs are not entitled to enhanced benefits or additional compensation upon a change in control, and our equity plan and awards currently do not have automatic vesting provisions upon a change in control. In addition, our NEOs do not currently participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by Express.

•

Formalized a Compensation Peer Group. The Committee formalized a compensation peer group following our IPO in order to consistently benchmark ourselves against comparable companies to ensure that our NEO compensation is competitive in the marketplace.

Compensation and Governance Committee Review of Compensation

The Committee reviews compensation elements and amounts for NEOs on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. Although we do not currently use a third-party consultant to assist the Committee in its review of executive compensation, management worked closely with Hay Group in 2010 and sought their general advice and observations regarding our methodology, findings and recommendations, as well as general market trends.

Each year our Executive Vice President of Human Resources provides compensation data compiled from independent third-party executive compensation surveys, as well as other publicly available data from our peer group companies for executive compensation analysis purposes. The Committee reviews the compensation programs of these companies, including salary, bonus, short-term incentives and long-term incentives. Our “peer group” was formalized in 2010 following our IPO and is comprised of the following branded consumer retail companies:

Abercrombie & Fitch	Children’s Place Retail Stores	Liz Claiborne
Aeropostale	Coach	New York & Company
American Eagle Outfitters	Gap	Polo Ralph Lauren
Ann Taylor Stores	Guess?	Talbots
Charming Shoppes	Limited Brands	Urban Outfitters
Chico’s FAS

We believe this peer group is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in Express. Our peer group companies were chosen based on such factors as business focus, competition for executive talent, geographic proximity of corporate locations, and size of business. The Committee expects to evaluate whether companies should be added to or removed from our peer group companies on an annual basis.

Each season, the Committee considers input from our CEO and CFO when setting financial objectives for our incentive plans. Each year, in determining compensation, the Committee considers input from our CEO and other considerations mentioned in this CD&A, with the assistance of our Executive Vice President of Human Resources (for officers other than for themselves), regarding benchmarking and recommendations for base salary, annual incentive targets and other compensation awards.

The Committee gives significant weight to our CEO’s judgment when assessing each of the other officers’ performance and determining appropriate compensation levels and incentive awards. The Committee meets in executive session, without the CEO, to determine the compensation of the CEO.

The Committee recommends a compensation package that is consistent with our compensation philosophy strategically positioned above the median of the peer group. The Committee then discusses these recommendations with the CEO and the Executive Vice President of Human Resources and makes a recommendation to the board, which the board will consider and approve, if appropriate.

Pay-for-Performance Philosophy

A meaningful portion of the compensation of the NEOs consists of equity compensation and cash incentive compensation contingent upon the achievement of financial performance metrics. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with the company’s financial performance. Equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial objectives.

Individuals in leadership roles are compensated based on a combination of total company and individual performance factors. Total company performance is evaluated primarily based on the degree to which pre-established financial objectives are met. Individual performance is evaluated based upon several individualized leadership factors, including:

•	attaining specific financial objectives;

•	building and developing individual skills and a strong leadership team; and

•	developing an effective infrastructure to support business growth and profitability.

A significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with stockholder value.

The charts below highlight each NEO’s percentage contribution of each element of their 2010 target compensation. The charts demonstrate how base salary (fixed component) contributes less for the CEO from a percentage standpoint than the other NEOs. One result of this structure is that the difference between actual total compensation for the CEO as compared to that of the other NEOs will be greater the better Express performs.

2010 Target Compensation

As a result of our IPO, we felt it was necessary to re-evaluate our executive compensation program to ensure consistency with our objectives. In February 2011, the Committee evaluated our CEO’s compensation, which was benchmarked to our peer group using information publicly reported by those companies. The most recent figures were used for base salary and bonus targets, and a three-year average was used for determining annual stock award grant levels. In order to reduce the potential impact of skewed data, we benchmarked against percentiles rather than averages and peer company outliers (those with the two highest and two lowest total direct compensation figures) were excluded from the percentile calculations.

The Committee took several key factors into consideration including: our CEO’s compensation, the company’s performance, the CEO’s individual performance, our peer group’s pay levels for their CEOs, competitor and industry performance, additional responsibilities for the CEO of a public company, our compensation objectives and philosophy, and our business plans. Based on this review and these considerations, the Committee determined that Mr. Weiss’ pay level should provide him with an opportunity to earn at approximately the 75th percentile for CEOs within our peer group (based on the percentile calculations described above). The Committee believed that the most significant portion of this earnings opportunity should reside in the performance-based components of our CEO’s compensation.

Prior to this compensation change, 77% of Mr. Weiss’ target Total Direct Compensation was performance-based (variable compensation). Based on his new compensation, 89% is performance-based as shown in the table below.

Elements of Total Direct Compensation		2010		2011

Fixed:	Base Salary(1)	$1,000,000	23%	$1,500,000	11%

Performance-Based:	Cash Incentive Target	100%	77%	150%	89%
	Equity Incentives	$2,416,000 (2)		$10,466,000 (3)

(1)	The change in base salary is effective April 3, 2011.
(2)	Represents the grant date fair value of 250,000 stock options and 5,972 restricted stock units, rounded to nearest $1,000. See “—Compensation Tables–Grants of Plan-Based Awards” for more information.
(3)	Represents the grant date fair value of 532,500 stock options and 285,000 restricted stock units, rounded to nearest $1,000. These equity incentive awards have a 3-year vesting requirement with one-third vesting on each grant date anniversary.

Along with the CEO pay changes described above, the Committee evaluated Mr. Moellering’s compensation level and his expanded Chief Administrative Officer responsibilities in connection with Express becoming a public company as well as our continuing growth. Based on similar factors and considerations as described for the CEO above, the Committee determined that Mr. Moellering’s pay level should provide him with an overall compensation opportunity targeted above the median for CAOs within our peer group. As a result, the Committee approved increasing Mr. Moellering’s base salary from $500,000 to $650,000, effective April 3, 2011 and increasing his performance-based cash incentive opportunity from 60% to 75% of his base salary effective for the Spring 2011 season. These changes to our CAO’s compensation opportunity increase his performance-based compensation from 64% in 2010 to 69% in 2011.

The Committee feels these pay changes for the CEO and CAO, along with the other compensation changes shown within this CD&A for other executive officers, further align pay with performance by putting a more significant portion of our senior executive’s compensation at-risk and by linking the most significant amount of their compensation opportunity to our stockholder value and stock price.

Elements of Compensation

As discussed throughout this CD&A, the compensation policies applicable to our NEOs are reflective of our pay for performance philosophy, whereby a significant portion of both cash and equity compensation is contingent upon achievement of measurable financial objectives and enhanced equity value, as opposed to current cash compensation and perquisites not directly linked to objective financial performance. This compensation mix is intended to drive executive officers to enhance stockholder value over the long term.

The elements of our compensation program are:

•	base salary;

•	performance-based cash incentives;

•	equity incentives; and

•	certain additional executive benefits and perquisites.

Base salary, performance-based cash incentives and long-term equity-based incentives are the most significant elements of our executive compensation program and, on an aggregate basis, are intended to substantially satisfy our program’s overall objectives. The Committee reviews and sets each of these elements of compensation at the same time to enable the Committee to simultaneously consider all of the significant elements and their impact on total compensation. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances. For example, the Committee provided Mr. Kornberg in February 2011 with a cash incentive opportunity that will pay him $500,000 in March 2013, contingent upon his continued active employment with Express through February 2013.

In addition to short- and long-term compensation, we have found it important to provide our executive officers with competitive post-employment compensation. Post-employment compensation consists of two main types—qualified and nonqualified defined contribution retirement plan benefits and termination benefits. We believe that retirement plan benefits and termination benefits are important components in a well-structured executive officer compensation package, and have sought to ensure that the combined package is competitive at the time the package is negotiated with the executive officer.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. The base salaries for our NEOs were established by our board of directors and reflect the Company’s operating philosophy, culture and business direction, with each salary determined by an annual assessment of a number of factors, including:

•	the individual’s performance, results, qualifications and tenure;

•	the job’s responsibilities, pay mix (base salary, annual cash incentives, equity incentives, perquisites and other executive benefits) and compensation practices in our markets; and

•	our ability to replace the individual.

The annual base salaries in effect for each of our NEOs as of January 29, 2011 are as follows:

Name	Annual Salary

Michael A. Weiss	$1,000,000

Matthew C. Moellering	$ 500,000

Fran Horowitz-Bonadies	$ 520,000

John J. (“Jack”) Rafferty	$ 455,000

David G. Kornberg	$ 475,000

In February 2011, the Committee reviewed competitive market practices, internal pay equity for senior executives, and individual performance. The Committee considered that base salaries had previously been de-emphasized in lieu of the significant equity stake executives had when Express was private. Since that pre-IPO equity has vested and in light of the additional complexities and scope of responsibilities for certain positions resulting from becoming a public company, the Committee approved pay increases for the following NEOs effective April 3, 2011: (a) Mr. Weiss’ annual base salary increased from $1,000,000 to $1,500,000; (b) Mr. Moellering’s annual base salary increased from $500,000 to $650,000; (c) Ms. Horowitz-Bonadies’ annual base salary increased from $520,000 to $550,000; (d) Mr. Rafferty’s annual base salary increased from $455,000 to $480,000; and (e) Mr. Kornberg’s annual base salary increased from $475,000 to $525,000. This effective date is consistent with merit-based pay increases provided to other executives and employees at our corporate offices.

Performance-Based Cash Incentives

We pay performance-based cash incentives in order to align the compensation of our NEOs with our short-term operational and performance goals and to provide near-term rewards for our NEOs to meet these goals. Our short-term, performance-based cash incentive plan provides our NEOs with incentive payment opportunities for each six-month operating season. These incentive payment opportunities are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met and results are certified by the Committee. Using short-term incentives tied to the traditional retail selling seasons of Spring (February through July) and Fall (August through January) allows us to establish appropriately aggressive performance expectations that align business performance expectations with the prevailing market and economic conditions.

The pre-established objective financial incentive target goal under this plan for 2010 was based on Adjusted EBITDA (operating income plus depreciation, amortization and advisory and related fees and expenses). Adjusted EBITDA is a non-GAAP measure specific to this plan and may not be comparable to other similarly titled measures of other companies. We use Adjusted EBITDA because it measures performance over the periods in which executives can have significant impact, is directly linked to our long-term growth plan, and is a key metric used by management and the board to assess our operating performance. Our board of directors sets the performance goals at the beginning of each six-month season based on an analysis of (1) historical performance; (2) income, expense and margin expectations; (3) financial results of other comparable businesses; (4) economic conditions and (5) progress toward achieving our strategic plan.

The target cash incentive compensation opportunity for each eligible executive is set at a percentage of base salary. For fiscal 2010, the amount of performance-based cash incentive opportunity for participating executives ranged from zero to double their incentive target (see table below), based upon the extent to which the pre-established performance goals were achieved or exceeded. The threshold, target and maximum short-term performance-based cash incentive payout opportunities of our NEOs for fiscal 2010 are set forth in the “Grants of Plan-Based Awards” table below.

The following tables show each NEO’s performance-based cash incentive targets and actual payout as a percentage of base salary and Adjusted EBITDA goals used to determine the incentive payment for fiscal year 2010.

	Spring 2010
	Percentage of Base Salary (February 2010 thru July 2010)
Name	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Michael A. Weiss	8.0%	40.0%	80.0%	80.0%
Matthew C. Moellering	4.8%	24.0%	48.0%	48.0%
Fran Horowitz- Bonadies	4.4%	22.0%	44.0%	44.0%
John J. (“Jack”) Rafferty	4.8%	24.0%	48.0%	48.0%
David G. Kornberg	4.4%	22.0%	44.0%	44.0%
Performance Goal	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved
Adjusted EBITDA (in millions)(1)	$78	$85	$93	$122

	Fall 2010
	Percentage of Base Salary (August 2010 thru January 2011)
Name	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Michael A. Weiss	12.0%	60.0%	120.0%	120.0%
Matthew C. Moellering	7.2%	36.0%	72.0%	72.0%
Fran Horowitz- Bonadies	6.6%	33.0%	66.0%	66.0%
John J. (“Jack”) Rafferty	7.2%	36.0%	72.0%	72.0%
David G. Kornberg	6.6%	33.0%	66.0%	66.0%
Performance Goal	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved
Adjusted EBITDA (in millions)(1)	$151	$169	$186	$187

(1)	This is a non-GAAP measure specific to our incentive plan and is defined above.

The following table shows each NEO’s performance-based cash incentive targets as a percentage of base salary for 2011. We do not believe that disclosure of our 2011 Adjusted EBITDA goals are relevant to an understanding of compensation for 2010. In addition, because the components of Adjusted EBITDA for 2011 contain highly sensitive data such as targeted net income, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2011 Adjusted EBITDA goals are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

	Spring 2011			Fall 2011
	Percentage of Base Salary (February 2011 through July 2011)			Percentage of Base Salary (August 2011 through January 2012)

Name	Threshold Payout	Target Payout	Maximum Payout	Threshold Payout	Target Payout	Maximum Payout

Michael A. Weiss	12.0%	60.0%	120.0%	18.0%	90.0%	180.0%

Matthew C. Moellering	6.0%	30.0%	60.0%	9.0%	45.0%	90.0%

Fran Horowitz-Bonadies	4.8%	24.0%	48.0%	7.2%	36.0%	72.0%

John J. (“Jack”) Rafferty	4.8%	24.0%	48.0%	7.2%	36.0%	72.0%

David G. Kornberg	4.8%	24.0%	48.0%	7.2%	36.0%	72.0%

Although Adjusted EBITDA was used as the financial measure for 2010, in the future the Committee may use other objective financial performance indicators for the plan, including, without limitation, the price of our common stock, stockholder return, return on equity, return on investment, return on capital, sales productivity, comparable store sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating company contribution, EBITDA (or any derivative thereof) or market share.

Equity Incentives

Our long-term equity incentive awards are generally intended to accomplish the following main objectives: create a direct correlation between our financial and equity value performance and compensation paid to the NEOs, long-term retention of the NEOs, assist in building equity ownership of the NEOs to increase alignment with long-term stockholder interests, attract and motivate key employees, reward participants for performance in relation to the creation of stockholder value and deliver competitive levels of compensation consistent with our compensation philosophy. Stock-based awards for our NEOs are determined on a position-by-position basis using survey data for corresponding positions in our peer group. Individual awards may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential. The exercise price for stock options is set at the closing trading price on the last open market date prior to the grant date, options vest over multiple years, and options are exercisable for ten years after grant, which further drives stockholder alignment by encouraging a focus on long-term growth and stock performance.

In connection with the IPO, we granted stock options to our NEOs in light of their pre-IPO equity having fully vested. In addition, in order to equitably compensate current option holders as a result of the special dividend paid to all stockholders on December 23, 2010, we granted restricted stock units to option holders, including our NEOs. See “–Compensation Tables.”

Stock Ownership Guidelines

In January 2011, we developed stock ownership requirements to establish commonality of interest between management and stockholders and to encourage executives to think and act like owners. By encouraging executives to accumulate and maintain a specific level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to realized gains. Our current stock ownership guidelines (minimum requirements) are as follows:

Chief Executive Officer	5x annual base salary or 200,000 shares
Other Executive Officers	2x annual base salary or 40,000 shares

To avoid fluctuating ownership requirements, except upon a promotion, once our executives have achieved the ownership guidelines, they will be considered to be satisfying the requirements as long as the shares used to meet the underlying requirements are retained. Currently, all of our executive officers have satisfied and exceeded these ownership guidelines.

Additional Executive Benefits and Perquisites

We provide our executive officers with executive benefits and perquisites that the Committee believes are reasonable and in the best interests of the company and its stockholders. Consistent with our compensation philosophy, we provide benefits for our executive officers, including retirement plans, executive medical benefits, life insurance benefits, housing relocation benefits, paid vacation and other perquisites described below. The Committee, in its discretion, may revise, amend or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to change the levels of benefits provided thereunder.

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our employees or the business at this time. We sponsor a tax-qualified defined contribution retirement plan and a nonqualified defined contribution retirement plan. Participation in the qualified plan is available to employees who meet certain age and service requirements. Participation in the nonqualified plan is made available to employees who meet certain age, service and job level requirements. Our executive officers participate in these plans based on these requirements.

Qualified Retirement Plan. The qualified plan is available to all eligible employees, including executive officers, and allows them to elect to make contributions up to the maximum limits allowable under the Internal Revenue Code (“Code”). We match employees’ contributions according to a predetermined formula and contribute additional discretionary contribution amounts based on a percentage of the employees’ eligible annual compensation and years of service. Employees’ contributions and company matching contributions vest immediately. Additional company contributions and the related investment earnings are subject to vesting based on years of service.

Nonqualified Deferred Compensation Plan. The nonqualified deferred compensation plan is available to all director-level employees and above and certain employees who were participants in a prior supplemental retirement plan sponsored by us, and is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The plan permits participating employees to elect contributions up to a maximum percentage of eligible compensation. We match employees’ contributions according to a predetermined formula and credit additional amounts equal to a percentage of the employees’ eligible compensation beyond the compensation taken into account under the Code limits for qualified defined contribution plans based on years of service. The plan also permits employees to defer additional compensation up to a maximum amount which we do not match. Employees’ accounts are credited with interest using a rate determined annually based on related factors or indices, including, but not limited to, our cost of funds or cost of borrowing. The interest rate for the 2010 plan year was 7.65%. Employees’ contributions and the related interest vest immediately. Our contributions and credits and the related interest are subject to vesting based on years of service. Employees generally may elect in-service distributions for the unmatched deferred compensation component only. The remaining vested portion of employees’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to ten years as elected by the participant.

Health and Welfare Benefits

Executive Medical. In addition to the group health plans eligible to all full-time employees, the Executive Medical Program provides benefits to reimburse executives for certain out-of-pocket healthcare-related expenses. This program reimburses 100% of eligible expenses up to a total of $10,000 per family per calendar year. All executive officers are eligible for the Executive Medical Program.

Executive Life Insurance. We provide all executives officers with executive life insurance that offers a benefit equal to two times their annual base salary up to a maximum of two million dollars.

Executive Disability Insurance. We also provide all executive officers with disability coverage that provides a benefit of 100% base salary continuation for up to 365 days and then 60% of the executive’s base salary plus the annual average of the last three years of incentive cash compensation, up to a maximum benefit of $25,000 per month.

Perquisites

Personal Use of Airplane. Pursuant to his employment agreement and for security and personal safety reasons, Mr. Weiss is eligible to use a private aircraft for business travel and for a maximum of 100 hours per year of personal travel. Use of the corporate aircraft for business and personal reasons also allows Mr. Weiss to be more productive and efficient when he is required to travel. We provide Mr. Weiss with a tax gross-up payment on the income associated with his use of such private aircraft for personal use. The aggregate compensation associated with personal aircraft usage was considered when establishing his overall compensation package relative to the target percentile as described above. Specifically, the newly approved compensation levels for base salary, performance-based cash incentives and equity incentives only equate to a compensation opportunity around the 75th percentile when the value of the airplane perquisite is included.

Housing Allowance. We provide Mr. Weiss with a reimbursement allowance for the business use of his private residence in the New York metropolitan area, which he uses when required to be at our New York design studio or otherwise required by us to be in the New York City area, along with a tax gross-up payment to his income associated therewith.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earliest of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than stock options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Compensation and Governance Committee Report

The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion, the Compensation and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended January 29, 2011 and this proxy statement.

Compensation and Governance Committee

Stefan L. Kaluzny, Chair

David C. Dominik

Mylle H. Mangum

Mr. Duncan was appointed to the Compensation and Governance Committee after the issuance of this report.

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during the fiscal years indicated.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during the years ended January 29, 2011 and January 30, 2010, referred to as 2010 and 2009, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Michael A. Weiss President and CEO	2010	1,000,000	—	110,004	2,305,800	2,000,000	—	566,899	5,982,703
	2009	750,000	209,768	—	—	2,250,000	—	510,317	3,720,085

Matthew C. Moellering Executive Vice President—Chief Administrative Officer, CFO, Treasurer & Secretary	2010	500,000	50,000	26,396	553,392	600,000	7,119	120,122	1,857,029
	2009	432,692	25,295	138,000	—	520,000	4,809	68,678	1,189,474

Fran Horowitz-Bonadies Executive Vice President—Women’s Merchandising & Design	2010	516,539	—	21,993	461,160	572,000	11,228	128,410	1,711,330
	2009	500,000	21,715	—	—	550,000	8,619	80,317	1,160,651

John J. (“Jack”) Rafferty Executive Vice President—Planning & Allocation	2010	450,673	—	21,993	461,160	546,000	71,022	123,673	1,674,521
	2009	430,000	36,270	—	—	516,000	69,812	82,888	1,134,970

David G. Kornberg Executive Vice President—Men’s Merchandising & Design	2010	466,346	—	21,993	461,160	522,500	11,679	110,066	1,593,744

(1)	In March 2010, the Committee reviewed competitive market practices, internal pay equity for senior executives, and individual performance and approved pay increases for the following named executive officers effective April 4, 2010: (a) Ms. Horowitz-Bonadies’ annual base salary increased from $500,000 to $520,000; (b) Mr. Rafferty’s annual base salary increased from $430,000 to $455,000; and (c) Mr. Kornberg’s annual base salary increased from $425,000 to $475,000.
(2)	For 2009, includes special discretionary bonuses paid to reimburse our NEOs for the interest payable on promissory notes, which were issued by management in connection with their purchase of equity in us prior to our IPO. The notes provided for annual cash interest payments of 4.39% and were repaid in full effective February 9, 2010. Also includes for each NEO, except Mr. Weiss, a special bonus equivalent to what their 2008 annual company contribution under the qualified retirement plan would have been had we made it in 2008. For Mr. Weiss, also includes payment to reimburse him for his expenses related to employer Medicare and Social Security taxes. For 2010, includes a special bonus paid to Mr. Moellering for his contributions in connection with our IPO.
(3)	Reflects the aggregate grant date fair value of awards granted in the applicable year. These values have been determined based on the assumptions and methodologies set forth in Note 10 of our financial statements included in our Annual Report on Form 10-K for the year ended January 29, 2011.
(4)	Reflects the aggregate grant date fair value of awards granted in the applicable year. These values have been determined based on the assumptions and methodologies set forth in Note 10 of our financial statements included in our Annual Report on Form 10-K for the year ended January 29, 2011.
(5)	Represents amounts paid under our performance-based cash incentive plan. See “—Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Cash Incentives” for more details.
(6)	We do not sponsor any tax-qualified or nonqualified defined benefit retirement plans. For 2010, the amounts shown represent the amount by which earnings of 7.65% on each NEO’s nonqualified deferred compensation account balance exceeded 120% of the applicable federal long-term rate.

(7)	The following table details All Other Compensation paid to each NEO during fiscal year 2010:

							Qualified Retirement Plan(g)		Nonqualified Supplemental Retirement Plan(h)

Name	Tax Payments ($)(a)	Executive Health Benefits ($)(b)	Executive Life and Disability Insurance ($)(c)	Personal Aircraft Usage ($)(d)	Housing Allowance ($)(e)	Personal Financial Services ($)(f)	401(k) Company Match ($)	Annual Company Contribution ($)	Company Match ($)	Annual Company Contribution ($)

Michael A. Weiss	106,097	10,532	1,666	401,881	28,500	18,223	*	*	*	*

Matthew C. Moellering	3,042	13,367	1,349	—	—	—	9,800	15,328	61,759	15,477

Fran Horowitz-Bonadies	3,078	13,367	1,368	—	—	—	9,862	15,328	63,469	21,938

John J. (“Jack”) Rafferty	3,167	13,367	1,342	—	—	—	9,877	15,328	57,119	23,473

David G. Kornberg	2,449	13,367	1,368	—	—	—	9,954	15,328	51,892	15,708

*	Under his employment agreement, Mr. Weiss became eligible for company retirement plans in 2010 and opted not to participate.
(a)	For all NEOs, except for Mr. Weiss, this column represents tax gross-up amounts on Medicare and the city tax for company contributions into the nonqualified deferred compensation plan. For Mr. Weiss, this column includes tax gross-ups for: (1) personal aircraft usage in the amount of $82,423; (2) personal financial services in the amount of $9,550; and (3) a housing allowance in the amount of $14,124.
(b)	The following items are included in “Executive Health Benefits”: average company cost per employee for the Employee Medical Plan and Employee Dental Plan; and actual premiums paid by the company for the Executive Medical Program.
(c)	Amounts represent the annual premiums paid by the company for executive life insurance and executive disability insurance.
(d)	This represents the expense for use of purchased aircraft time for personal private aircraft usage for Mr. Weiss.
(e)	Amount includes payments to Mr. Weiss for nights stayed at his New York apartment while on business in New York at a nightly rate approximately equivalent to a nightly rate at a hotel.
(f)	Amount includes reimbursement for tax preparation expenses for tax periods prior to our IPO.
(g)	See “—Compensation Discussion and Analysis—Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Qualified Retirement Plan.”
(h)	See “—Compensation Discussion and Analysis—Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Nonqualified Deferred Compensation Plan.”

Grants of Plan-Based Awards

During fiscal year 2010, each of our NEOs participated in our performance-based cash incentive plan in which each officer was eligible for awards set forth under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” below. The actual payout for the NEOs is set forth above under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a detailed discussion of our performance-based cash incentive plan, refer to “—Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Cash Incentives.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Michael A. Weiss	— 12/23/2010 05/12/2010	200,000 — —	1,000,000 — —	2,000,000 — —	— — —	— — —	— — —	— 5,972 —	— — 250,000	— — 17.00	— 110,004 2,305,800

Matthew C. Moellering	— 12/23/2010 05/12/2010	60,000 — —	300,000 — —	600,000 — —	— — —	— — —	— — —	— 1,433 —	— — 60,000	— — 17.00	— 26,396 553,392

Fran Horowitz-Bonadies	— 12/23/2010 05/12/2010	57,200 — —	286,000 — —	572,000 — —	— — —	— — —	— — —	— 1,194 —	— — 50,000	— — 17.00	— 21,993 461,160

John J. (“Jack”) Rafferty	— 12/23/2010 05/12/2010	54,600 — —	273,000 — —	546,000 — —	— — —	— — —	— — —	— 1,194 —	— — 50,000	— — 17.00	— 21,993 461,160

David G. Kornberg	— 12/23/2010 05/12/2010	52,250 — —	261,250 — —	522,500 — —	— — —	— — —	— — —	— 1,194 —	— — 50,000	— — 17.00	— 21,993 461,160

(1)	Includes restricted stock units granted to option holders on December 23, 2010 under the Express, Inc. 2010 Incentive Compensation Plan (“2010 Plan”) to equitably compensate option holders for the diminution in value of their stock options as a result of the Company’s special dividend paid in December 2010. One quarter of these restricted stock units will vest on May 12, 2011 and one quarter will vest on that date in 2012, 2013 and 2014.
(2)	These options were granted under the 2010 Plan. One quarter of these options will vest on May 12, 2011 and one quarter will vest on that date in 2012, 2013 and 2014.
(3)	Reflects the aggregate grant date fair value of stock awards and option awards, respectively. These values have been determined based on the assumptions and methodologies set forth in Note 10 of our financial statements included in our Annual Report on Form 10-K for the year ended January 29, 2011.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our NEOs as of January 29, 2011.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael A. Weiss	—	250,000	—	17.00	05/12/2020	5,972	102,599	—	—

Matthew C. Moellering	—	60,000	—	17.00	05/12/2020	1,433	24,619	—	—

Fran Horowitz-Bonadies	—	50,000	—	17.00	05/12/2020	1,194	20,513	—	—

John J. (“Jack”) Rafferty	—	50,000	—	17.00	05/12/2020	1,194	20,513	—	—

David G. Kornberg	—	50,000	—	17.00	05/12/2020	1,194	20,513	—	—

(1)	Includes restricted stock units granted to option holders on December 23, 2010 under the 2010 Plan to equitably compensate option holders for the diminution in value of their stock options as a result of the Company’s special dividend paid in December 2010. One quarter of these restricted stock units will vest on May 12, 2011 and one quarter will vest on that date in 2012, 2013 and 2014.
(2)	Based on the January 28, 2011 closing stock price of $17.18 per share.

Option Exercises and Stock Vested

The following table provides information relating to the Stock Awards that vested during fiscal year 2010. There were no Option Awards exercised during 2010.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael A. Weiss	—	—	1,280,512	19,975,987
Matthew C. Moellering	—	—	223,807	3,491,389
Fran Horowitz Bonadies	—	—	189,462	2,955,607
John J. (“Jack”) Rafferty	—	—	189,462	2,955,607
David G. Kornberg	—	—	223,807	3,491,389

(1)	On May 12, 2010, in connection with our IPO, all of our Class A and Class C unit equity interests were converted into shares of our common stock at a ratio of 0.649 and 0.442, respectively. These shares were received in exchange for: (a) 2,000,000 Class A Units held by Michael Weiss; (b) 125,000 Class A Units and 325,000 Class C Units held by Mr. Moellering; (c) 175,000 Class A Units and 175,000 Class C Units held by Ms. Horowitz-Bonadies; (d) 175,000 Class A Units and 175,000 Class C Units held by Mr. Rafferty; and (e) 125,000 Class A Units and 325,000 Class C Units held by Mr. Kornberg.
(2)	Calculated based on the $15.60 per share closing price of our common stock on May 18, 2010, the date of the consummation of the IPO.

Pension Benefits

Our NEOs did not participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. The Board or Compensation and Governance Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Deferred Compensation

We provide a nonqualified deferred compensation plan for our executive officers. See “—Compensation Discussion and Analysis—Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Nonqualified Deferred Compensation Plan.” The following table provides the figures related to our Nonqualified Deferred Compensation Plan for fiscal year 2010.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year ($)

Michael A. Weiss(1)	—	—	—	—	—

Matthew C. Moellering	30,880	77,236	21,358	—	330,028

Fran Horowitz-Bonadies	31,734	85,407	33,683	—	499,627

John J. (“Jack”) Rafferty	28,560	80,592	213,067	—	2,946,222

David G. Kornberg	25,946	67,600	35,036	—	513,276

(1)	Under his employment agreement, Mr. Weiss became eligible for company retirement plans in 2010 and opted to not participate.
(2)	These amounts were included in the All Other Compensation column of the Summary Compensation Table.
(3)	The above-market portion of these earnings was included in the Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Employment and Other Agreements

The Compensation and Governance Committee believes that our current severance arrangements protect stockholder interests by retaining management should periods of uncertainty arise. Because our severance arrangements are structured to serve the above purposes and because severance agreements represent a contractual obligation of our company, decisions relating to other elements of compensation have minimal effect on decisions relating to existing severance agreements.

These agreements generally provide that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates the executive’s employment for good reason, the executive will continue to receive the executive’s base salary and medical and dental benefits for one year after the termination date. If the executive agrees to execute a general release of claims against our company, the executive will also be entitled to receive the amount of the incentive compensation that the executive would have otherwise received during the first year after termination.

Michael A. Weiss

We are party to an employment agreement with Mr. Weiss, our President and Chief Executive Officer. Under the terms of his employment agreement, effective February 1, 2010, Mr. Weiss is entitled to an annual base salary of $1,000,000, subject to annual review thereof by our Compensation and Governance Committee for potential increase. Mr. Weiss is also eligible to earn a short-term, performance-based cash incentive payment for each six-month operating season.

Mr. Weiss is also eligible to receive benefits in accordance with the standard benefit plans we provide to our other senior executives. In addition, we provide Mr. Weiss with the use of a private jet for his business-related travel (necessitated primarily by his frequent trips to our New York design studio) and for up to 100 hours of his personal travel, along with a tax gross-up payment to Mr. Weiss on the income associated therewith. Mr. Weiss is also entitled to up to four weeks of paid time off and reimbursement for all business travel, entertainment and other business expenses, including a reasonable daily reimbursement allowance for the business use of his private residence in New York, New York, which he uses when required to be at our New York design studio, along with a tax gross-up payment to Mr. Weiss on the income associated therewith, if any.

Mr. Weiss’ employment continues until the earlier of his resignation (with or without good reason), death or disability, or termination by us (with or without cause). If we terminate Mr. Weiss’ employment without cause or Mr. Weiss resigns for good reason, Mr. Weiss is entitled to receive severance equal to (1) twelve months of his then-current base salary payable within sixty days and continuation of his medical and dental benefits, (2) a guaranteed bonus payment equal to 100% of his then-current base salary, and (3) a short-term performance-based cash incentive payment for the season in which Mr. Weiss’ employment was terminated if Mr. Weiss would have otherwise been entitled to receive such bonus (prorated based on the number of days Mr. Weiss was employed during the season in which any such termination may occur). The foregoing amounts are payable at such times as Mr. Weiss would have otherwise been entitled to receive them had his employment not been terminated. Mr. Weiss’ receipt of severance is contingent upon execution of a general release of any and all claims arising out of or related to his employment with us and the termination of his employment.

Mr. Weiss has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by Mr. Weiss while he is employed by us which relates to our business is our property. During the term of Mr. Weiss’ employment with us and during the twelve-month period immediately thereafter, Mr. Weiss has agreed not to (1) solicit or hire any of our employees, (2) induce or attempt to induce any supplier, licensee, licensor or other material business relation of ours to cease doing business with us, or (3) participate (whether as an officer, director, employee or otherwise) in any competitive business (subject to Mr. Weiss’ ability to serve as a member of the board of directors of certain agreed-upon public companies). During any period in which Mr. Weiss has breached the above restrictions, we have no obligation to pay Mr. Weiss any severance described above.

If any payment by us to Mr. Weiss under his employment agreement or the lapse or termination of any vesting restriction would be subject to the excise tax imposed by Code Section 4999 by reason of being “contingent on a change in ownership or control” within the meaning Code Section 280G, then Mr. Weiss shall be entitled to receive a gross-up payment from us in an amount such that after payment by Mr. Weiss of all taxes (including any penalties or interest with respect thereto) and excise tax imposed on such gross-up payment, Mr. Weiss is entitled to retain an amount of such gross-up payment equal to the excise tax imposed on any such payment under his employment agreement or the lapse or termination of any vesting restriction with respect to the units held by Mr. Weiss, his family trusts or his spouse determined to be subject to the excise tax imposed by Code Section 4999.

We have agreed to indemnify and hold Mr. Weiss harmless in any and all actions resulting from the good faith performance of his duties and obligations with us.

All Other NEOs

We have entered into the below described employment agreements with all other NEOs. The term of each of these employment agreements is five years with automatic renewals thereafter on a year-to-year basis unless we or the applicable executive provides prior written notice of non-renewal. Notwithstanding the foregoing, the employment agreements may be terminated in the case of the applicable executive’s resignation, death or disability or termination by us.

Each such employment agreement provides for an annual base salary that is subject to annual review by us for potential increase, as well as short-term, performance-based cash incentive payment opportunities for each six-month operating season based on a percentage of the applicable executive’s base salary. See “—Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Cash Incentives.”

In addition, each such employment agreement provides that the applicable executive is eligible for equity-based compensation awards that are commensurate with his or her performance and position. Each such executive is also entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and is entitled to paid time off in accordance with our policies as in effect from time to time.

Each such employment agreement provides that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates the executive’s employment for good reason, the executive will continue to receive one year of his or her then-current base salary and (subject to certain exceptions) medical and dental benefits during the one-year period following such termination. If the executive agrees to execute a general release of claims against our company, the executive will also be entitled to receive the amount of the cash incentive compensation that the executive would have otherwise received during the first year after termination.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under employment agreements with the following NEOs if, as of January 29, 2011, his/her employment with us had been terminated. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event. Further, the information below does not incorporate the terms of any agreement entered into after January 29, 2011.

Michael A. Weiss

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(3)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	—	1,000,000	1,000,000	1,000,000	—

Bonus(1)	—	—	2,200,000	2,200,000	—	—

Total Cash Severance	—	—	3,200,000	3,200,000	1,000,000	—

Value of Accelerated Equity	—	—	—	—	—	—

Benefits and Perquisites(2)	—	—	10,532	10,532	9,149	—

Total Severance(4)	—	—	3,210,532	3,210,532	1,009,149	—

(1)	This amount includes a guaranteed bonus payment of $1.0 million and the Fall 2010 performance-based cash compensation plan payout of $1.2 million.

(2)	Estimates for benefits and perquisites include the continuation of medical and dental.
(3)	If Mr. Weiss became permanently and totally disabled on January 29, 2011, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.
(4)	Based on Mr. Weiss’ compensation history with Express and the fact that none of his outstanding equity awards automatically vest on a change in control or a termination of employment, amounts payable to Mr. Weiss in connection with such events would not exceed the limitations under Section 280G of the Code, and accordingly, no gross-up payment to indemnify Mr. Weiss for any excise tax imposed by reason of exceeding the limitations under Section 280G of the Code would be required under his employment agreement if such event occurred on January 29, 2011.

Matthew C. Moellering

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(2)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	500,000	500,000	500,000	500,000	—

Bonus	—	—	300,000	300,000	—	—

Total Cash Severance	—	500,000	800,000	800,000	500,000	—

Value of Accelerated Equity	—	—	—	—	—	—

Benefits and Perquisites(1)	—	13,367	13,367	13,367	11,051	—

Total Severance	—	513,367	813,367	813,367	511,051	—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental, as well as the value of unvested qualified and nonqualified retirement plan balances that would become vested.
(2)	If Mr. Moellering became permanently and totally disabled on January 29, 2011, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

Fran Horowitz-Bonadies

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(2)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	520,000	520,000	500,000	520,000	—

Bonus	—	—	286,000	286,000	—	—

Total Cash Severance	—	520,000	806,000	806,000	520,000	—

Value of Accelerated Equity	—	—	—	—	—	—

Benefits and Perquisites(1)	—	13,367	13,367	13,367	11,051	—

Total Severance	—	533,367	819,367	819,367	531,051	—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental, as well as the value of unvested qualified and nonqualified retirement plan balances that would become vested.
(2)	If Ms. Horowitz-Bonadies became permanently and totally disabled on January 29, 2011, she would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

John J. (“Jack”) Rafferty

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(2)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	455,000	455,000	455,000	455,000	—

Bonus	—	—	273,000	273,000	—	—

Total Cash Severance	—	455,000	728,000	728,000	455,000	—

Value of Accelerated Equity	—	—	—	—	—	—

Benefits and Perquisites(1)	—	13,367	13,367	13,367	11,032	—

Total Severance	—	468,367	741,367	741,367	466,032	—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental, as well as the value of unvested qualified and nonqualified retirement plan balances that would become vested.
(2)	If Mr. Rafferty became permanently and totally disabled on January 29, 2011, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

David G. Kornberg

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(2)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	475,000	475,000	475,000	475,000	—

Bonus	—	—	261,250	261,250	—	—

Total Cash Severance	—	475,000	736,250	736,250	475,000	—

Value of Accelerated Equity	—	—	—	—	—	—

Benefits and Perquisites(1)	—	13,367	13,367	13,367	11,051	—

Total Severance	—	488,367	749,617	749,617	486,051	—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental, as well as the value of unvested qualified and nonqualified retirement plan balances that would become vested.
(2)	If Mr. Kornberg became permanently and totally disabled on January 29, 2011, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

Related Person Transactions

In connection with our IPO, we adopted a written policy with respect to related party transactions. Under our current Related Person Transaction policy, a “Related Person Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving $120,000 or less when aggregated with all similar transactions. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our Related Person Transaction policy, any Related Person Transaction must be approved or ratified by a majority of the disinterested directors on the Board or a designated committee thereof consisting solely of disinterested directors. In approving any Related Person Transaction, the Board or the committee must determine that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated third-party under similar circumstances.

Transactions with Related Persons, though not classified as Related Person Transactions by our policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Other than compensation agreements and other arrangements which are described under “Executive Compensation,” and the transactions described below, since January 31, 2010, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, stockholders beneficially owning in excess of 5% of our stock or securities exchangeable for our stock or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. All of the Related Person Transactions described below that were entered into after our IPO were approved pursuant to our Related Person Transaction policy.

Operating Arrangements

MAST Services Arrangements

An affiliate of Limited Brands, Mast Global Sourcing (“Mast”), currently provides us with certain support services relating to our product production and sourcing. Mast is one of the largest contract manufacturers and importers of women’s and men’s apparel in the United States and has relationships with many other third-party retailers. These services include providing us support in connection with our product costing and specifications, assisting us with vendor certification, compliance and auditing, purchase order initiation and tracking, and product delivery services, including customs and other regulatory compliance and logistics services. This arrangement with Limited Brands requires Limited Brands and us to maintain as confidential all of the confidential information provided in connection with the performance of the services. In addition, this provision prohibits us and Limited Brands from using the other party’s confidential information for their own benefit. Because of these contractual confidentiality restrictions, we do not believe that sharing competitive information with Mast or Limited Brands in connection with these arrangements places us at a disadvantage relative to Limited Brands or any of our other competitors.

For the twelve-month period ended July 6, 2010, we were obligated to purchase a minimum of 60% of our requirements for certain of our products, and related services, through Mast under a transition services agreement with Limited Brands. The transition services agreement, which terminated on July 6, 2010, is described below under the heading “-Agreements That Terminated in 2010 – Transition Services Agreement. Effective July 7, 2010, we may obtain all of our products and related services on the open market as we do with the other 40% of products not sourced through Mast. Although the transition services agreement has expired and we are no longer required to purchase minimum amounts through Mast, we anticipate no change in our sourcing strategy. We incurred charges from Mast, in its capacity as buying agent, of $434.6 million in 2010. These charges from Mast primarily consisted of payments in respect of the purchase price of sourced products, with an additional sourcing fee paid to Mast to compensate them for their services. Our outstanding liability, included in accounts payable and accrued expenses—related parties, for merchandise sourcing as of January 29, 2011 was $68.3 million. We pay Mast on terms comparable to our other large unrelated sourcing vendors.

Logistics Services Agreement

On October 5, 2009, we entered into a new logistics services agreement with an affiliate of Limited Brands to replace the logistics services provided to us by Limited Brands under the transition services agreement (described below). The term of the agreement commenced on February 1, 2010 and ends on April 30, 2016 and will continue thereafter unless it is terminated by either party on no less than 24 months’ prior notice. Notwithstanding the foregoing, we have the right to terminate the agreement on 24 months’ prior notice, which may be given any time after February 1, 2011. In no event may the termination of the agreement occur between October 1 of any calendar year and the last day of February of the next calendar year.

Under the logistics services agreement, an affiliate of Limited Brands has agreed to provide us certain inbound and outbound transportation and delivery services, distribution services, and customs and brokerage services. This agreement also provides for the rental of approximately 418,000 square feet of warehouse/distribution space located in Columbus, Ohio commencing February 1, 2010. This agreement replaced another lease with a Limited Brands affiliate for 403,620 square feet in the same warehouse/distribution space.

The amounts we pay for the services provided pursuant to the logistics services agreement vary depending on the type of service but generally are based on the costs incurred by the Limited Brands affiliate to provide such service plus a mark-up. We pay monthly rent for the warehouse/distribution space of approximately $0.1 million (subject to a 10% increase every five years), plus operating expenses. We are generally invoiced by the Limited Brands affiliate for amounts due under the logistics services agreement monthly and are required to pay within 30 days of the invoice.

Master Sublease and Store Leases Agreement

In connection with Golden Gate’s acquisition of 75% of our equity interests (the “Golden Gate Acquisition”), on July 6, 2007 we entered into a Master Sublease, a Store Leases Agreement and certain related agreements with Limited Brands and certain of its affiliates. The Master Sublease provides for Limited Brands or one of its affiliates to sublease us the space for approximately nine of our retail stores, as well as our design center in New York, New York. Limited Brands has guaranteed for the benefit of the applicable landlord our performance of our obligations under each of the prime leases for these sites, including the obligation to pay rent. Under the Master Sublease, Limited Brands has agreed to cooperate with us so that we have the right and power to control all decisions in connection with the exercise or election not to exercise any and all rights of the tenant under the applicable lease agreement.

The Store Leases Agreement provides for the sublease (with us as either the subtenant or sublandlord party) of certain retail space shared by Limited Brands or one of its affiliates and us, including the retail space for certain of our stores, as well as the retail space for certain stores operated by Limited Brands or one of its affiliates. Depending on whether we or an affiliate of Limited Brands is the tenant under the applicable lease agreement, either we or an affiliate of Limited Brands are primarily responsible for the obligations under the applicable lease.

In general, the subleases effectuated pursuant to the terms of the Master Sublease and the Store Leases Agreement commenced on July 6, 2007 and expire on the day immediately preceding the day of expiration of the current term of the underlying lease agreement for the applicable retail store. In addition, the other arrangements provided for in the Master Sublease and the Store Leases Agreement (including the payment of rent and monetary expenses) mirror the terms of the underlying lease agreement with the landlord for the applicable site. We incurred $0.9 million in expense in 2010 for store lease payments processed by Limited Brands under this arrangement.

Lease Agreement for Office Space

On October 5, 2009, we and an affiliate of Limited Brands entered into an agreement for us to lease 160,519 square feet of office space located in Columbus, Ohio. This lease agreement replaces and supersedes a lease agreement we entered into at the closing of the Golden Gate Acquisition for the same space. The lease agreement became effective on February 1, 2010 and has an initial term ending April 30, 2016. We also have the right to exercise a renewal option for five additional years. We are obligated to pay the Limited Brands affiliate monthly rent under the lease equal to approximately $0.1 million during the first five years of the lease with a slight increase during the remainder of the lease term and the optional renewal period, plus operating expenses.

Transactions with Golden Gate Affiliates

From time to time we enter into various transactions with affiliates of Golden Gate. From December 26, 2007 until August 9, 2010, we were party to an agreement with Appleseeds Intermediate Holdings (“Appleseeds”), an affiliate of Golden Gate, under which Appleseeds provided us with services related to our e-commerce business, including warehouse and fulfillment services. On August 9, 2010 in connection with the transition of our e-commerce fulfillment operations to Groveport, Ohio from Warren, Pennsylvania in August 2010, Trilogy Fulfillment (formerly known as Groveport, LLC), another Golden Gate affiliate, assumed Appleseeds’ obligations under this agreement. In 2010, we incurred charges in the amount of $18.7 million for services rendered under this agreement. On March 25, 2010, we elected to prepay Appleseeds $10.2 million for services from April 2010 through January 2011 in exchange for a 9% discount on the services Appleseeds provided to us. This prepayment has been exhausted through services rendered. In addition, in 2010, we purchased software licenses and consulting and software maintenance services from affiliates of Golden Gate in the amount of $0.3 million. Our outstanding liability, included in accounts payable and accrued expenses—related parties, for services rendered by affiliates of Golden Gate as of January 29, 2011 was $3.0 million. In addition, we provide certain real estate services, including assistance with lease negotiations and site identification, to certain affiliates of Golden Gate. In 2010 we received $0.4 million from Golden Gate affiliates for real estate services.

Reorganization as a Corporation

In connection with our IPO, on May 12, 2010, certain holding companies merged into us and we converted from a Delaware limited liability company into a Delaware corporation. We refer to the conversion and the mergers as our “Reorganization.” In connection with the Reorganization, we entered into the following agreements:

Conversion Agreement and Merger Agreement

We entered into a Conversion Agreement and a Merger Agreement with our controlling equity holders to effect our conversion into a corporation and the mergers described above.

In the Merger Agreement, a holding company, Express Investment Corp. (“EIC”) that held 67.3% of our equity interests on behalf of certain investment funds managed by Golden Gate, and (2) holding companies that directly or indirectly held 6.1% of our equity interests on behalf of certain members of management (“Management Holding Companies”), merged with and into us. The companies that merged into us represented and warranted that they do not have any liabilities, operations or businesses other than activities related to holding our common stock and other than liabilities for (i) deferred income taxes that reflect only timing differences between the treatment of items for accounting and income tax purposes and (ii) income taxes with respect to pre-closing periods which are not yet due and payable and for which we are fully indemnified. The mergers were structured so that we did not acquire any assets (other than certain income tax receivables and an amount of cash that has been estimated in good faith to be sufficient to pay all pre-closing income taxes of the entities to be merged into us) or become responsible for any liabilities other than (i) deferred income taxes that reflect only timing differences between the treatment of items for accounting and income tax purposes and (ii) income taxes with respect to pre-closing periods which are not yet due and payable and for which we are fully indemnified. An affiliate of Golden Gate, Multi-Channel Retail Holdings LLC, will indemnify us with respect to any liabilities (including tax liabilities related to pre-closing periods, other than with respect to deferred income tax liabilities that reflect only timing differences between the treatment of items for accounting and income tax purposes) of EIC that we acquired in the merger. Members of our management who hold equity in the Management Holding Companies will indemnify us with respect to any liabilities (including tax liabilities related to pre-closing periods, other than with respect to deferred income tax liabilities that reflect only timing differences between the treatment of items for accounting and income tax purposes) of the Management Holding Companies that we acquired in the merger. Any assets (other than certain income tax receivables and an amount of cash that has been estimated in good faith to be sufficient to pay all pre-closing income taxes of the entities to be merged into us) in the entities to be merged into us were distributed to the investors in those entities prior to the mergers.

In the Conversion Agreement, upon our conversion to a corporation, all of the Class L Common Units, Class A Common Units and Class C Common Units of Express Parent LLC were converted into shares of our common stock.

Registration Rights Agreement

We entered into a Registration Rights Agreement that provides Golden Gate, Limited Brands and certain management stockholders, including each of our NEOs, with substantially equivalent registration rights as these holders had under the Express Parent LLC limited liability company agreement (the “LLC Agreement”) that was terminated in connection with the IPO.

Under the Registration Rights Agreement, Golden Gate, Limited Brands and certain management stockholders have agreed to comply with any lock-up restrictions reasonably requested by the managing underwriter of any underwritten offering of our securities. Subject to the terms and conditions set forth in the Registration Rights Agreement and the lock-up agreements, Golden Gate and Limited Brands will have the right to request three long-form demand registrations and an unlimited number of demand registrations on Form S-3. In addition, Golden Gate, Limited Brands and certain management stockholders, including each of our NEOs, have piggyback registration rights in connection with offerings initiated by us, Golden Gate or Limited Brands. The registration rights are subject to customary cutbacks and other limitations.

At any time after the date we are eligible to file a registration statement on Form S-3, Golden Gate or Limited Brands may request that we file a shelf-registration statement with respect to their common stock. We are required to pay all fees and expenses incurred in connection with the aforementioned registrations, except that we are not required to pay any underwriting discounts or commissions or transfer taxes relating to the transfer of securities by any persons other than us.

Under the Registration Rights Agreement, Golden Gate, Limited Brands and management stockholders will be required to comply with any lock-up restrictions that may be reasonably requested by the managing underwriters of an offering, regardless of whether such person’s securities are included in a registration, and will be subject to customary cross-indemnification and contribution arrangements with respect to the registration of our common stock.

Stockholders Agreement

We entered into a Stockholders Agreement with Golden Gate and Limited Brands. Under the Stockholders Agreement, Golden Gate has the right to nominate (1) three directors to the Board, so long as Golden Gate holds at least 50% of the number of shares of our common stock held by Golden Gate immediately prior to the completion of the IPO, or 26,321,259 shares, and (2) two directors, so long as Golden Gate holds at least 25% of the number of shares of our common stock held by Golden Gate immediately prior to the completion of the IPO, or 13,160,629 shares. Limited Brands has the right to nominate (1) two directors to the Board, so long as Limited Brands holds at least 50% of the number of shares of our common stock held by Limited Brands immediately prior to the completion of the IPO, or 8,773,753 shares, and (2) one director, so long as Limited Brands holds at least 25% of the number of shares of our common stock held by Limited Brands immediately prior to the completion of the IPO, or 4,386,876 shares. The Stockholders Agreement requires Golden Gate and Limited Brands to vote their shares of common stock in favor of those persons nominated pursuant to rights under the Stockholders Agreement. We are required to use commercially reasonable efforts to cause the nominees to be included in the Board’s slate of nominees and in our annual proxy statement, subject to certain exceptions. On April 21, 2011, Limited Brands notified us that it was renouncing its right to nominate directors to the Board.

The Stockholders Agreement restricts Golden Gate’s ability to make distributions of our common stock without consideration to the partners of investment funds managed by Golden Gate and restricts Limited Brands’ ability to make distributions of our common stock without consideration to its stockholders, in each case during the eighteen-month period following the completion of the IPO. The Stockholders Agreement does not otherwise restrict the ability of Golden Gate or Limited Brands to transfer our common stock. The Stockholders Agreement also requires Golden Gate and Limited Brands to maintain the confidence of our confidential information and use it only in connection with their investment in us and for purposes of our business. As a result, the terms of the Stockholders Agreement prohibit Golden Gate and Limited Brands from using our confidential information in the operation of their own businesses (other than for investment decisions made with respect to the equity they own in our company), including in a manner that would be detrimental to our business. The Stockholders Agreement gave Limited Brands rights to receive certain of our financial information until such time that it ceased to account for its investment in us pursuant to the equity method of accounting. Limited Brands ceased to account for its investment in us pursuant to the equity method of accounting in July 2010. As such, Limited Brands no longer receives such financial information.

Nomination and Stockholders Agreement

In April 2011 we entered into a Nomination and Stockholders Agreement with Golden Gate and Mr. Olshansky. In this agreement, the parties agreed that Mr. Olshansky would be appointed to the Board as a Class II director. In connection with Mr. Olshansky’s nomination, the parties agreed that Mr. Olshansky will offer his resignation from the Board if Golden Gate ceases to hold at least 12.7 million shares of our common stock. In addition, the parties agreed that all decisions regarding compensation of the Chief Executive Officer or any director shall be decided by the affirmative vote of a majority of the Board.

Director and Officer Indemnification

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”).

In addition, we are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. We are also party to indemnification priority agreements with Golden Gate and Limited Brands to clarify the priority of advancement of expenses and indemnification obligations among us, our subsidiaries and any of our directors appointed by Golden Gate or its affiliates and Limited Brands or its affiliates and other related matters.

There is no pending litigation or proceeding naming any of our directors or officers in which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

2010 Refinancing Activities

Senior Notes

On March 5, 2010, Express, LLC and Express Finance Corp., two subsidiaries of Express, Inc. issued $250.0 million of 8 3/4% senior notes (“Senior Notes”). Investment funds managed by affiliates of Golden Gate purchased $50.0 million of Senior Notes at a purchase price per note equal to 98.599% of the face value of the Senior Notes (the offering price) less the discount at which the initial purchasers purchased the Senior Notes. In the first quarter of 2011, the subsidiary issuers of the Senior Notes repurchased $25.0 million of the Senior Notes in an open market transaction at a rate of 108.75 per Senior Note. Following the transaction, affiliates of Golden Gate hold $25.0 million of Senior Notes.

Loan Repayment

On June 26, 2008, Express Topco LLC, one of our wholly-owned subsidiaries entered into a $300.0 million credit facility consisting of a Term B Loan and Term C Loan. The credit facility was prepaid in full in 2010 using proceeds of both the issuance of the Senior Notes and the IPO as well as cash on hand. An affiliate of Golden Gate, GGC Unlevered Credit Opportunities, LLC, was a lender of $50.0 million in original principal amount of the Term B Loan and $50.0 million in original principal amount under the Term C Loan. A separate affiliate of Golden Gate purchased an additional $8.3 million of principal amount of the Term B Loan from another lender on April 8, 2010. The indebtedness held by the Golden Gate affiliates had the same terms, including interest rates, as the loans held by the non-affiliate lenders under the credit facility. In 2010, the amount of interest and prepayment fees paid to the Golden Gate affiliates was $10.1 million. The amount of interest and prepayment fees paid to the Golden Gate affiliates was equal to its pro rata share of the total interest and fees paid by Express Topco LLC pursuant to the terms of the credit facility described above based on the amount loaned by the Golden Gate affiliates relative to the other lenders.

Arrangements that Terminated in 2010

In connection with the Golden Gate Acquisition in 2007 and our transition to a stand-alone public company, we entered into various agreements with Golden Gate and Limited Brands. The agreements described below terminated in 2010.

Limited Liability Company Agreement

On June 26, 2008, as part of a corporate reorganization, each member of Express Parent LLC (including an affiliate of Limited Brands) entered into the LLC Agreement. This agreement governed the management of Express Parent LLC and the ownership and transfer of equity interests of Express Parent LLC, which were referred to as “units.”

Under the LLC Agreement, each member was required to take all actions (including voting its units) to cause the membership of Express Parent LLC’s board of managers to be composed of five managers.

Limited Brands (through its affiliates) had the right to designate two managers as long as it owned at least 50% of the units it acquired in the Golden Gate Acquisition and one manager as long as it owned at least 25% of the units it acquired in the Golden Gate Acquisition. Golden Gate had the right to designate three managers as long as it owned at least 50% of the units it acquired in the Golden Gate Acquisition and two managers as long as its owned at least 25% of the units it acquired in the Golden Gate Acquisition. In the event our chief executive officer had not been designated as a manager by either Limited Brands or Golden Gate, he or she was to be an ex-officio, non-voting member of the board of managers.

The LLC Agreement provided that until the earlier of such time as (1) Express Parent LLC or any of its subsidiaries had consummated an initial public offering of at least 15% of its outstanding equity interests after giving effect to the initial public offering which yielded gross proceeds of at least $200.0 million (a “Qualified IPO”) and (2) the first date when Limited Brands owned less than 20% of Express Parent LLC’s outstanding equity interests, we could not take certain actions without Limited Brands’ prior written approval, including changing the size of the board, the designation of any subcommittee of the board, changing Express Parent LLC’s or any of its subsidiaries’ organizational documents, the transfer of less than all of the equity interests of any subsidiary of Express Parent LLC, changing our fiscal year, selecting or removing our principal auditors (unless certain named auditors were selected following such removal), certain issuances of securities, filing for insolvency or winding up or dissolving Express Parent or its subsidiaries, effecting an initial public offering that was not a Qualified IPO, certain mergers and similar transactions, certain sales of all or substantially all of Express Parent LLC’s or any of its subsidiaries’ assets or equity, entering into certain transactions with Express Parent LLC’s equity holders or their affiliates and changing our line of business.

Under the LLC Agreement, certain of our equity holders had registration rights. At any time following the earlier of (1) 180 days after the effective date of the registration statement for our proposed initial public offering and (2) the expiration of any lock-up period in connection with our proposed initial public offering, each of Golden Gate, Limited Brands and our President and Chief Executive Officer, Michael A. Weiss, Mr. Weiss’ spouse and certain of Mr. Weiss’ family trusts (collectively, the “Weiss Holders”) and other holders of our Class L Units could demand that we register under the Securities Act the shares of our common stock held by them. We were required to use our reasonable best efforts to effect and maintain the registration of the securities requested to be registered by Golden Gate, Limited Brands, the Weiss Holders and/or such other holders, as applicable, as well as any securities we elected to register. Each of Golden Gate, Limited Brands, the Weiss Holders and such other holders were entitled to no more than three long-form demand registrations and an unlimited number of short-form demand registrations. The aforementioned registration rights were subject to standard underwriter cutbacks and other customary limitations.

In addition, following the completion of an initial public offering, if we proposed to file a registration statement in connection with a public offering of our common stock, then, subject to certain limited exceptions, each of Golden Gate, Limited Brands, the Weiss Holders and other holders of our Class L Units had piggyback registration rights pursuant to which we were required to use our reasonable best efforts to register such number of securities as they requested. These registration rights were also subject to customary cutbacks and other limitations.

We were required to pay all fees and expenses incurred in connection with the aforementioned registrations, except that we were not required to pay any underwriting discounts or commissions or transfer taxes relating to the transfer of securities by any persons other than us. In addition, in connection with the aforementioned registrations, each of Golden Gate, Limited Brands, the Weiss Holders and other holders of our Class L Units had to consent and comply with any lock-up restrictions that were reasonably requested by the managing underwriters of such offering, regardless of whether such person’s securities were included in such registration. In connection with the grant of these registration rights, we, Golden Gate, Limited Brands, the Weiss Holders and other holders of our Class L Units entered into customary cross-indemnification and contribution agreements with respect to the registration of our common stock.

Furthermore, under the LLC Agreement, Limited Brands was entitled to receive a cash payment equal to the product of (i) the amount of the advisory fees actually paid in cash by us and our subsidiaries under the Advisory Agreement with Golden Gate described below and (ii) the quotient of the number of units held by Limited Brands over the number of units held by Golden Gate at the time of payment of such fees. In connection with the IPO, we paid Limited Brands $3.3 million in connection with terminating this advisory fee arrangement.

Concurrently with the consummation of the conversion into a corporation, the LLC Agreement was terminated (other than the provisions thereof relating to certain pre-closing tax matters and liabilities for breaches of the LLC Agreement).

Advisory Arrangements

In connection with the Golden Gate Acquisition, we entered into an Advisory Agreement with Golden Gate that was to expire in July 2017 (the “Advisory Agreement”) with automatic one-year extensions unless either we or Golden Gate provided a termination notice to the other at least 90 days prior to the expiration of the initial or any extension term. Under this agreement, Golden Gate provided us with consulting and advisory services, including general executive and management services, support and analysis with respect to financing alternatives and finance marketing and human resources services. Under the Advisory Agreement, we reimbursed Golden Gate for reasonable out-of-pocket expenses incurred in connection with providing us consulting and advisory services and also paid an annual advisory fee equal to the greater of (1) $2.0 million per fiscal year and (2) 3% of our Adjusted EBITDA. These advisory fees were payable quarterly in advance. We incurred advisory fees of $12.8 million in 2010. We were also required to pay Golden Gate transaction fees in an amount equal to 1% of the aggregate value of certain transactions, including debt and equity financing transactions. In addition, under the LLC Agreement described below, so long as Limited Brands owned any of our equity interests, we were obligated to make a cash payment to it equal to a portion of the periodic quarterly advisory fees paid to Golden Gate under the Advisory Agreement, which payment was determined based on the amount of equity interests it held relative to that held by Golden Gate. We paid Golden Gate $2.5 million in transaction advisory fees in 2010 for the Senior Notes offering. In connection with the IPO, we paid Golden Gate $10.0 million to terminate this agreement and Limited Brands $3.3 million to terminate their advisory fee arrangement under the LLC Agreement but did not pay a separate 1% transaction fee.

Limited Brands Transition Services Agreement

In connection with the Golden Gate Acquisition, we entered into a transition services agreement pursuant to which Limited Brands agreed to provide us support services in various operational areas including, among other things, human resources, real estate, tax, marketing, logistics, technology and product sourcing. We also used Limited Brands to process a portion of our normal course store operating lease payments so as to minimize the potential for disruption to our landlords during the transition. The product sourcing services are provided by Mast, an affiliate of Limited Brands, and are discussed separately above. See “Operating Arrangements—Mast Services Arrangements.” The length of time the various transition services were provided ranged in duration from 3 months to 36 months. The provision of these services under the transition services agreement expired in July 2010. We incurred $57.2 million in charges from Limited Brands for various transition services, excluding services provided by Mast, in 2010. Of this amount, $47.3 million was for logistics services, $4.2 million was for information technology services, and $5.7 million was for other general and administrative expenses.

Our outstanding liability, included in accounts payable and accrued expenses—related parties, for transition services, excluding services provided by Mast, as of January 29, 2011 was $8.6 million. The amounts we paid for the services provided pursuant to the transition services agreement, excluding services provided by Mast, varied depending on the applicable service and, in some instances, included a specified overhead charge. We were generally invoiced by Limited Brands monthly for these amounts and were generally required to pay within 30 days of the invoice. Since the Golden Gate Acquisition, we have made investments in our business so that we can operate as a standalone business. Effective July 6, 2010, Limited Brands no longer provides services to us under the transition services agreement.

Stock Ownership Information

The following table sets forth information regarding beneficial ownership of our common stock, as of April 18, 2011, for each person who is known by us to own beneficially more than 5% of our common stock, each director, director nominee and named executive officer and all directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 18, 2011 and common stock issuable upon the vesting of restricted stock units within 60 days are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units, as applicable, for the purposes of computing the percentage ownership of that person and any group of which that person is a member. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 88,695,471 shares of common stock outstanding for stockholders other than our executive officers and directors. Percentage of beneficial ownership of our executive officers and directors is based on 88,695,471 shares of common stock outstanding plus options currently exercisable or exercisable within 60 days of April 18, 2011 and restricted stock units scheduled to vest within 60 days of April 18, 2011 held by any executive officer or director included in the group for which percentage ownership has been calculated. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Express, Inc., 1 Express Drive, Columbus, Ohio 43230.

Name and Address	Shares Beneficially Owned	Percent Stock Outstanding
5% Stockholders:
Funds managed by Golden Gate Private Equity, Inc. (1)	21,641,349	24.4%
Limited Brands, Inc. (2)	7,213,783	8.1%
FMR LLC (3)	4,545,610	5.1%
Named Executive Officers and Directors:
Michael A. Weiss (4)	1,784,549	2.0%
Matthew C. Moellering (5)	328,342	*
Fran Horowitz-Bonadies (6)	410,228	*
John J. Rafferty (7)	389,188	*
David G. Kornberg (8)	310,746	*
David C. Dominik (1)	21,641,349	24.4%
Michael F. Devine, III (9)	2,560	*
Sam Duncan	—	—
Stefan Kaluzny	—	—
Mylle Mangum	—	—
Joshua Olshansky (1)	—	—
All Current Directors and Executive Officers as a Group (16 persons)	26,232,141	29.5%

(1)	Includes shares of common stock that are held directly by Multi-Channel Retail Holdings LLC—Series G, a Delaware limited liability company, and shares of common stock held indirectly (through their respective ownership in Multi-Channel Retail Holdings LLC) by (a) Golden Gate Capital Investment Fund II, L.P., (b) Golden Gate Capital Investment Fund II-A, L.P., (c) Golden Gate Capital Investment Annex Fund II, L.P., (d) Golden Gate Capital Investment Fund II (AI), L.P., (e) Golden Gate Capital Investment Fund II-A (AI), L.P., (f) Golden Gate Capital Investment Annex Fund II (AI), L.P., (g) Golden Gate Capital Associates II-QP, L.L.C., (h) Golden Gate Capital Associates II-AI, L.L.C., (i) CCG AV, L.L.C.—Series C, (j) CCG AV, L.L.C.—Series I and (k) CCG AV, L.L.C.—Series L (the entities listed in clauses (a) through (k) above, the “Golden Gate Entities”), each of which are funds managed by Golden Gate. Golden Gate may be deemed to be the beneficial owner of the shares owned by Multi-Channel Retail Holdings LLC and the Golden Gate Entities, but disclaims beneficial ownership pursuant to the rules under the Exchange Act. Messrs. Dominik and Olshansky are Managing Directors of Golden Gate Mr. Dominik may be deemed to be the beneficial owner of shares owned by Multi-Channel Retail Holdings LLC and the Golden Gate Entities. Mr. Dominik disclaims beneficial ownership of any securities owned by Multi-Channel Retail Holdings LLC or the Golden Gate Entities, except, in each case, to the extent of his pecuniary interest therein. The address for Golden Gate, Multi-Channel Retail Holdings LLC, the Golden Gate Entities and Messrs. Dominik and Olshansky is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111.
(2)	Includes shares of common stock that are owned by American Apparel Investments, Inc., which is a wholly-owned indirect subsidiary of, and controlled by, Limited Brands, Inc. The address for American Apparel Investments, Inc. is c/o Limited Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230.
(3)	Includes shares of common stock that are owned by wholly-owned subsidiaries of FMR LLC (“FMR”), including Fidelity Management & Research Company (“Fidelity”), Pyramis Global Advisors, LLC (“PGA”) and Pyramis Global Advisors Trust Company (“PGAT”). Fidelity and PGA, each wholly-owned subsidiaries of FMR, are each investment advisers registered under Section 203 of the Investment Advisers Act of 1940 as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity is the beneficial owner of 3,486,200 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting shares of FMR, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR and therefore may be deemed the beneficial owner of all shares owed indirectly by FMR. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by such Boards of Trustees. PGA is the beneficial owner of 39,000 shares. PGAT is an indirect wholly-owned subsidiary of FMR and is a bank as defined in Section 3(a) of the Exchange Act, and is the beneficial owner of 1,019,420 shares as a result of its serving as investment manager of institutional accounts owning such shares. The address for FMR, Fidelity, PGA and PGAT is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Includes (a) 866,363 shares owned by the Declaration of Trust of Michael A. Weiss dated December 22, 1998, as amended, (b) 854,187 shares owned by the Michael A. Weiss Trust Agreement Gamma #2, (c) 7 shares owned by the Declaration of Trust of Arlene Weiss dated December 22, 1998, as amended, and (d) 62,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 18, 2011 and 1,492 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 18, 2011.
(5)	Includes 15,000 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 18, 2011 and 357 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 18, 2011.
(6)	Includes 12,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 18, 2011 and 298 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 18, 2011.
(7)	Includes 12,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 18, 2011 and 298 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 18, 2011.
(8)	Includes 12,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 18, 2011 and 298 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 18, 2011.
(9)	Includes 2,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 18, 2011 and 59 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 18, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and beneficial owners of more than ten percent of our common stock to file with the SEC reports of their initial ownership and changes in their ownership of our common stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2010, except that, due to an administrative error, the grant of 10,000 stock options to Mr. Devine on May 17, 2010 was not reported in a timely manner.

Audit Committee

Audit Committee Report

The Audit Committee of the Board of serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. PricewaterhouseCoopers LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2010 with management.

2.	The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 29, 2011 for filing with the SEC.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Mr. Devine is an audit committee financial expert under SEC rules and has accounting or related financial management expertise.

Audit Committee

Michael F. Devine, III, Chair

Stefan L. Kaluzny

Mylle H. Mangum

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers LLP, our independent auditor (“PwC”), in 2010 and 2009:

Services Rendered	Fees
	2010	2009
Audit Fees(1)	$3,439,374	$873,037
Audit-Related Fees(2)	$768,705	$179,052
Tax Fees(3)	$1,604,852	$314,605
All Other Fees	$—	$—
Total	$5,812,931	$1,366,694
(1)	Audit Fees for 2010 represent fees for professional services rendered by PwC in connection with the audit of our annual consolidated financial statements, comfort letters and consents in connection with our IPO, Senior Notes offering and secondary offering of common stock by certain selling stockholders in December 2010. Audit Fees for 2009 represent fees for professional services rendered by PwC in connection with the audit of our annual consolidated financial statements and reviews of our unaudited interim consolidated financial statements.
(2)	Audit-Related Fees for 2010 represent fees relating to Sarbanes-Oxley 404 readiness.
(3)	Tax Fees represent fees relating to tax consulting services primarily associated with our reorganization and conversion to a corporation in connection with our IPO.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

In connection with our IPO, the Audit Committee adopted a policy that requires the Audit Committee to pre-approve all audit and non-audit services to be provided by our independent auditor. All services performed by our independent registered public accounting firm since our IPO were pre-approved in accordance with the policy.

Ratification of Selection of Independent Registered Public Accounting Firm (Proposal No. 2)

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to serve as our independent auditor for 2011. PricewaterhouseCoopers LLP served in this capacity in 2010 and 2009. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of an independent auditor in light of that result.

For additional information concerning the Audit Committee and its activities with PricewaterhouseCoopers LLP, see “Audit Committee” starting on page 50. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Advisory Vote on Executive Compensation (Proposal No. 3)

Recently enacted SEC rules enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. We believe that our executive compensation program should be designed (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives and (3) to align the interests of the executive officers and our equity holders through short- and long-term incentive compensation programs. Accordingly, the core principles that underlie our executive compensation program include pay-for-performance, pay competitively and pay equitably.

We urge our stockholders to read the “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement, which describes in more detail our compensation philosophy and elements of our executive officer compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 29 through 37, which provide detailed information on the compensation of our named executive officers. The Compensation and Governance Committee and the Board believe that the compensation program for our named executive officers described in this proxy statement was instrumental in helping the company achieve its strong financial performance in 2010.

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, notes and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our named executive officers described in this proxy statement.

Although this vote is non-binding, the Board and the Compensation and Governance Committee value the opinions of our stockholders and will consider the outcome of the vote when making decisions concerning executive compensation. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board of Directors at any time throughout the year. Please refer to “Communications with the Board of Directors” in this proxy statement for information about communicating with the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Advisory Vote on Frequency of Advisory Vote on Executive Compensation (Proposal No. 4)

The SEC rules also enable our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years (or you may abstain).

The Board recommends that we hold an advisory vote on executive compensation every three years. Our compensation program is designed to balance short-term incentives and long-term incentives to reward sustained performance that is aligned with our stockholders’ interests. Accordingly, we believe that a triennial vote will allow stockholders to better evaluate our executive compensation program in relation to our long-term performance. In addition, this period will provide the time necessary for changes to our compensation program to take effect and the effectiveness of such changes to be properly assessed.

Although the advisory vote is non-binding, the Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation. Stockholders who have concerns about executive compensation during the interval between advisory votes on executive compensation are welcome to bring their specific concerns to the attention of the Board. Please refer to “Communications with the Board” in this proxy statement for information about communicating with the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS

Other Matters

The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

Additional Information

Proxy Solicitation Expenses

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Officers and regular employees of Express may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means.

Stockholder Proposals for Inclusion in the 2012 Annual Meeting Proxy Statement

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2012 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in writing to the Corporate Secretary of Express, Inc. at 1 Express Drive, Columbus, OH 43230 and must be received by no later than January 3, 2012 unless the date of our 2012 Annual Meeting is changed by more than 30 days from June 3, 2012, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Other Stockholder Proposals

Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2012 annual meeting (other than a stockholder proposal submitted for inclusion in our 2012 proxy statement) must provide notice of such business to the Corporate Secretary of Express, Inc. at 1 Express Drive, Columbus, OH 43230 between February 4, 2012 and the close of business on March 5, 2012. The notice must contain the information required by our Bylaws, which are posted on our website.

Electronic Delivery

Instead of receiving paper copies of our annual report and proxy statement in the mail, registered stockholders can elect to receive these communications electronically. For additional information and to elect this option, please access www.computershare.com/us/ecomms. Registered stockholders who vote by Internet may also elect this option at the time they vote at www.proxyvote.com.

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial stockholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

Delivery of Proxy Materials to Households

We have adopted a procedure called “householding,” which has been approved by the SEC. Accordingly, we have delivered only one annual report and one proxy statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon request, a separate copy of the annual report or proxy, as requested, to any stockholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of our annual report or proxy statement, please contact Broadridge Investor Communication Solutions, Inc. at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Incorporation by Reference

Neither the Compensation and Governance Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Code of Conduct and Committee Charters

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct, and the charters of the Audit and the Compensation and Governance Committees, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www.express.com under the “Investors” section, or may be requested in print, at no cost, by telephone at 1-888-423-2421, by email at IR@express.com or by mail at Express, Inc., 1 Express Drive, Columbus, OH 43230, Attention: Investor Relations.

        EXPRESS, INC.

        ONE EXPRESS DRIVE

        COLUMBUS, OH 43230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors Nominees
01	David C. Dominik 02 Sam K. Duncan
The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain
2.	Ratify the appointment of PricewaterhouseCoopers LLP as Express, Inc.’s independent registered public accounting firm for 2011.								☐	☐	☐
3.	Advisory vote on executive compensation.								☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:								1 year	2 years	3 years	Abstain
4.	Advisory vote on the frequency of the advisory vote on executive compensation.							☐	☐	☐	☐
NOTE: Transact such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

EXPRESS, INC. Annual Meeting of Stockholders June 3, 2011 8:30 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael A. Weiss and Matthew C. Moellering, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Express, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 8:30 AM, EDT on June 3, 2011, at the Hilton Columbus / Polaris hotel - Gemini Ballroom (Hotel Address: 8700 Lyra Drive, Columbus, OH; Hotel Phone #: 614-885-1600), and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side